UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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MEDICIS PHARMACEUTICAL CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2007

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Medicis Pharmaceutical Corporation (“Medicis,” “we” or “our”) to be held on May 22, 2007, at 9:30 A.M. local time, at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona.

At this year’s annual meeting you will be asked to: (i) elect three directors to serve for a three year term; (ii) approve an amendment to the Medicis 2006 Incentive Award Plan to increase the number of shares of common stock available for grant under the plan by 2,500,000 shares; (iii) ratify the selection of our independent registered public accountants; and (iv) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for directors, approval of the amendment to the Medicis 2006 Incentive Award Plan and ratification of the Audit Committee’s selection of independent registered public accountants are in the best interests of Medicis and its stockholders, and, accordingly, recommends a vote “FOR” election of the three nominees for directors, “FOR” the approval of the amendment to the Medicis 2006 Incentive Award Plan and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting. Voting on the Internet or by telephone may not be available to all stockholders. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

Sincerely,

Jason D. Hanson,
Executive Vice President, General Counsel and
Corporate Secretary

MEDICIS PHARMACEUTICAL CORPORATION
8125 North Hayden Road
Scottsdale, Arizona 85258

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 22, 2007

To the Stockholders of Medicis Pharmaceutical Corporation (“Medicis”):

We will hold an annual meeting of stockholders of Medicis at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona, on May 22, 2007, at 9:30 A.M. local time, for the following purposes:

1. To elect Jonah Shacknai, Michael A. Pietrangelo and Lottie H. Shackelford to a three-year term expiring at the 2010 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2. To approve an amendment to the Medicis 2006 Incentive Award Plan, which would increase the number of shares of common stock reserved for issuance under the plan by 2,500,000 shares.

3. To ratify the selection of Ernst & Young LLP as independent auditors of Medicis for the fiscal year ending December 31, 2007.

4. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are described in the attached proxy statement. Only Medicis stockholders of record of shares of our Class A Common Stock at the close of business on March 30, 2007, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

A list of stockholders eligible to vote at the Medicis annual meeting will be available for inspection at the annual meeting, and at the executive offices of Medicis during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important.  It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card, or you may grant your proxy electronically via the Internet or by telephone. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing the enclosed proxy card will ensure your shares are represented at the annual meeting. Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your bank, broker or nominee regarding each of these options.

By Order of the Board of Directors,
Jason D. Hanson
Executive Vice President, General Counsel and
Corporate Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the board of directors of Medicis Pharmaceutical Corporation, a Delaware corporation (“Medicis,” “we,” “us” or “our”), for use at the 2007 annual meeting of stockholders to be held on Tuesday, May 22, 2007, at 9:30 A.M. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. We intend to mail this proxy statement and accompanying proxy card on or about April 17, 2007 to all stockholders entitled to vote at the annual meeting. The annual meeting will be held at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our Class A Common Stock (or “common stock”) as of the close of business on March 30, 2007. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the annual meeting and voting in person. You also may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. Voting on the Internet or by telephone may not be available to all stockholders. The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on May 21, 2007. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a proxy card by mail. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Voting by Proxy

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, preaddressed, postage paid envelope or otherwise mailing it to us, or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee that accompany this proxy statement.

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card or voting instruction card whether or not you plan to attend the annual meeting in person. You should vote your proxy even if you plan to attend the annual meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All properly signed proxies that are received prior to the annual meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the election of each of the three nominees for director, “FOR” the approval of the amendment to the Medicis 2006 Incentive Award Plan, and “FOR” ratification of the selection of the independent auditors.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Medicis proxies should be addressed to:

Medicis Pharmaceutical Corporation
8125 North Hayden Road
Scottsdale, Arizona 85258
Attn: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the annual meeting.

Quorum and Votes Required

At the close of business on March 30, 2007, 55,810,720 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.

A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters which the NYSE determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

For Proposal 1, directors will be elected by a plurality of the votes cast. As a result, abstentions will not be counted in determining which nominees received the largest number of votes cast. Broker non-votes are generally not expected to result from the vote on election of directors. Any broker-non-votes that may result will not affect the outcome of the election.

For Proposal 2, under NYSE rules, the approval of the amendment to the Medicis 2006 Incentive Award Plan requires an affirmative vote of the holders of a majority of shares of common stock cast on such proposal, in person or by proxy, provided that the total votes cast on the proposal represent over 50% of the outstanding shares of common stock entitled to vote on the proposal. Votes “FOR” and “AGAINST” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares, including broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “FOR,” plus votes “AGAINST,” plus abstentions, which is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of our common stock. Once satisfied, the number of votes “FOR” the proposal must be greater than 50% of NYSE Votes Cast. Thus, abstentions have the same affect as a vote against the proposal. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Thus, broker non votes will likely result on this proposal and broker non votes could impair our ability to satisfy the requirement that votes cast represent over 50% of our outstanding shares of common stock.

For Proposal 3, the affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the ratification of the selection of Ernst & Young as our independent auditors. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on Proposal 3.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $15,000 in the aggregate. We also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact our investor relations department at (602) 808-3854 or investor.relations@medicis.com or write to: Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, Arizona 85258, Attn: Investor Relations.

CHANGE IN FISCAL YEAR

On December 12, 2005, our board of directors resolved to change our fiscal year end from June 30 to December 31, effective as of December 31, 2005. Our last fiscal year commenced on January 1, 2006 and ended on December 31, 2006. Prior to that, our prior year fiscal period consisted of the six-month transition period from July 1, 2005 to December 31, 2005. Prior to the transition period, our fiscal years were from July 1st to June 30th. We refer to such prior periods as fiscal year 2005, 2004 and 2003. Our current fiscal year commenced on January 1, 2007 and will end on December 31, 2007.

ITEM 1

ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Bylaws provide for a range of directors from three to twelve, with the exact number set by the board. The board has set the current authorized directors at eight members. The directors are divided into three classes, that each serve for a term of three years. At each annual meeting, the term of one class expires. The class of directors with a term expiring at this annual meeting consists of three directors.

Board Nominees

Based upon the recommendation of our Nominating and Governance Committee, our board of directors has nominated Jonah Shacknai, Michael A. Pietrangelo and Lottie H. Shackelford for re-election as directors to the board. If elected, each director nominee would serve a three-year term expiring at the close of our 2010 annual meeting, or until their successors are duly elected. Messrs. Shacknai and Pietrangelo and Ms. Shackelford currently serve on our board of directors. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Set forth below is information as of the record date regarding each nominee and each person whose term of office as a director will continue after the annual meeting. There are no family relationships among any directors.

			Director	Term
Name	Age	Position	Since	Expires

Jonah Shacknai(1)	50	Chairman, Chief Executive Officer, Director	1988	2007
Arthur G. Altschul, Jr.(2)(3)(4)	42	Director	1992	2009
Spencer Davidson(1)(3)(4)	64	Director	1999	2008
Stuart Diamond(2)(6)	46	Director	2002	2008
Peter S. Knight, Esq.(5)	56	Director	1997	2008
Michael A. Pietrangelo(1)(3)(6)	64	Director	1990	2007
Philip S. Schein, M.D.(2)	67	Director	1990	2009
Lottie H. Shackelford(4)(5)(6)	65	Director	1993	2007

(1)	Current member of the Executive Committee

(2)	Current member of the Audit Committee

(3)	Current member of the Stock Option and Compensation Committee

(4)	Current member of the Nominating and Governance Committee

(5)	Current member of the Employee Development and Retention Committee

(6)	Current member of the Compliance Committee

Director Biographical Information

The following biographical information is furnished with regard to the directors (including nominees) of Medicis as of March 30, 2007.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2010 Annual Meeting of Stockholders

Jonah Shacknai, age 50, our founder, has been our Chairman and Chief Executive Officer since 1988. From 1977 until late 1982, Mr. Shacknai served as chief aide to the House of Representatives’ committee with responsibility for health policy, and in other senior legislative positions. During his service with the House of Representatives, Mr. Shacknai drafted significant legislation affecting health care, environmental protection, science policy, and consumer protection. He was also a member of the Commission on the Federal Drug Approval Process, and the National Council on Drugs. From 1982 to 1988, as senior partner in the law firm of Royer, Shacknai, and Mehle, Mr. Shacknai represented over 30 multinational pharmaceutical and medical device concerns, as well as four major industry trade associations. Mr. Shacknai also served in an executive capacity with Key Pharmaceuticals, Inc., prior to its acquisition by Schering-Plough Corporation. Mr. Shacknai is currently president and director of the Whispering Hope Ranch Foundation, a ranch centered around special needs children, and is an honorary director of Delta Society, a public service organization promoting animal-human bonds. He is also a director of the Southwest Autism Research & Resource Center and the World Craniofacial Foundation. In November 1999, Mr. Shacknai was selected to serve a three-year term on the Listed Company Advisory Committee to the New York Stock Exchange (LCAC). The LCAC was created in 1976 by the New York Stock Exchange board to address issues that are of critical importance to the Exchange and the corporate community. In May 2002, Mr. Shacknai was honored with a Doctorate of Humane Letters by the NYCPM (affiliate of Columbia University College of Physicians & Surgeons), and in the Fall of 2001, he received the national award from the Freedoms Foundation at Valley Forge®. In January 2000, Mr. Shacknai was selected as Entrepreneurial Fellow at the Karl Eller Center of the University of Arizona. In 1997, he received the Arizona Entrepreneur of the Year award, and was one of three finalists for U.S. Entrepreneur of the Year. Mr. Shacknai has served as a member of the National Arthritis and Musculoskeletal and Skin Diseases Advisory Council of the National Institutes of Health, and on the U.S.-Israel Science and Technology Commission, both federal cabinet-appointed positions. Mr. Shacknai obtained a B.S. degree from Colgate University and a J.D. from Georgetown University Law Center.

Lottie H. Shackelford, age 65, has been our director since July 1993. Ms. Shackelford has been Executive Vice President of Global USA, Inc., a government relations firm, since April 1994, and has been Vice Chair of the Democratic National Committee since February 1989. Ms. Shackelford was Executive Vice President of U.S. Strategies, Inc., a government relations firm, from April 1993 to April 1994. She was also Co-Director of Intergovernmental Affairs for the Clinton/Gore presidential transition team between November 1992 and March 1993; Deputy Campaign Manager of Clinton for President from February 1992 to November 1992; and Executive Director, Arkansas Regional Minority Purchasing Council, from February 1982 to January 1992. In addition, Ms. Shackelford has served in various local government positions, including Mayor of Little Rock, Arkansas. She also is a former director of Philander Smith College, the Chapman Funds in Baltimore, Maryland, and the Overseas Private Investment Corporation.

Michael A. Pietrangelo, age 64, has been our director since October 1990. Since 1998, Mr. Pietrangelo has practiced law at Pietrangelo Cook PLC, based in Memphis, Tennessee. From November 1997 until September 30, 2005, Mr. Pietrangelo also served as a consultant to us in areas relating to the pharmaceutical industry. Admitted to the bar in New York, Tennessee and the District of Columbia, he was an attorney with the Federal Trade Commission from 1967 to 1968, and later for Pfizer, Inc., from 1968 to 1972. Mr. Pietrangelo then joined Schering-Plough Corporation in Memphis, Tennessee in 1972, first as Legal Director and as Associate General Counsel. During that time, he was also appointed Visiting Professor of Law by the University of Tennessee and University of Mississippi School of Pharmacy. In 1980, Mr. Pietrangelo left corporate law and focused on consumer products management, serving in a variety of executive positions at Schering-Plough Corporation prior to being named President of the Personal Care Products Group in 1985. In 1989, he was asked to join Western Publishing Group as President and Chief Operating Officer. From 1990 to 1994, Mr. Pietrangelo was the President and Chief Executive Officer of CLEO, Inc., a Memphis-based subsidiary of Gibson Greetings, Inc., a manufacturer of specialized paper products. From 1994 until 1998, he served as President of Johnson Products Company, a subsidiary of IVAX Corporation. Mr. Pietrangelo also serves on the board of directors of R.A.B. Holdings, Inc., a private manufacturer and distributor of food products and of the American Parkinson Disease Association, a not-for-profit organization.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES

Directors Continuing in Office Until the 2008 Annual Meeting of Stockholders

Spencer Davidson, age 64, has been our director since January 1999. Since 1994, Mr. Davidson has served as President, Chief Executive Officer and a director of General American Investors Company, Inc., a closed-end investment company listed on the New York Stock Exchange (NYSE:GAM). His background also includes a distinguished career on Wall Street with positions held at Brown Brothers Harriman; Beck, Mack & Oliver, investment counselors, where he served as General Partner; and Odyssey Partners, a private investment firm, where he served as Fund Manager. Additionally, Mr. Davidson currently serves as the General Partner of The Hudson Partnership, a private investment partnership, and serves as Trustee for both the Innisfree Foundation, Inc. of Millbrook, New York, and the Neurosciences Research Foundation, Inc. of San Diego, California. A graduate of City College and Columbia University, Mr. Davidson holds an M.B.A., a C.F.A. and a C.I.C.

Stuart Diamond, age 46, has been our director since November 2002. He has served as Chief Financial Officer of National Medical Health Card Systems Inc., a publicly-traded provider of pharmacy benefits management services, since January 2006. He served as worldwide Chief Financial Officer for Ogilvy Healthworld (formerly Healthworld Corporation), a division of Ogilvy & Mather, a division of WPP Group Plc, a London Stock Exchange-listed company, from January 2005 until January 2006, and he served as Chief Financial Officer of Healthworld Communications Group, a division of WPP Group Plc, a London Stock Exchange-listed company, from August 2003 until January 2005. He served as Chief Financial Officer of the Americas Region of the Bates Group and of Healthworld Corporation, divisions of Cordiant Communications, a London Stock Exchange-listed company, from October 2002 to August 2003. He served as Chief Financial Officer of Healthworld Corporation, a division of Cordiant Communications Group plc from March 2000 to October 2002. He served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Healthworld Corporation, a publicly-owned pharmaceutical advertising agency, from August 1997 to March 2000. Mr. Diamond was the Vice President-Controller of the Licensing Division of Calvin Klein, Inc., an apparel company, from April 1996 to August 1997. Mr. Diamond served as Chief Financial Officer of Medicis from 1990 until 1995.

Peter S. Knight, Esq., age 56, has been our director since June 1997. Since August 2004, Mr. Knight has served as President of Generation Investment Management, US, a London-based investment firm focusing on global equities and sustainability. From September 2001 to December 2003, Mr. Knight was a Managing Director of MetWest Financial, a Los Angeles-based financial services company. From 1999 until 2001, Mr. Knight served as President of Sage Venture Partners, overseeing technology and bio-technology investments. Mr. Knight started his career with the Antitrust Division of the Department of Justice. From 1977 to 1989, Mr. Knight served as Chief of Staff to Al Gore when Mr. Gore was a member of the U.S. House of Representatives and later the U.S. Senate. Mr. Knight served as the General Counsel of Medicis from 1989 to 1991, and then established his law practice representing numerous Fortune 500 companies as named partner in Wunder, Knight, a Washington, D.C. law firm. Mr. Knight has held senior positions on the last four presidential campaigns, including serving as the campaign manager for the successful 1996 re-election of President Clinton. Mr. Knight currently serves as a director of EntreMed, a NASDAQ listed clinical stage pharmaceutical company, and PAR Pharmaceutical Companies, Inc., an NYSE listed developer, manufacturer and distributor of generic pharmaceuticals. He is also a director of Schroders’ mutual fund and hedge fund family, and a member of the Cornell University College of Arts and Sciences Council. He holds a B.A. degree from Cornell University and a J.D. degree from Georgetown University Law Center.

Directors Continuing in Office Until the 2009 Annual Meeting of Stockholders

Arthur G. Altschul, Jr., age 42, has been our director since December 1992. He has worked in money management, investment banking and as a member of senior management of a publicly-traded health care concern. Mr. Altschul is a founder and a Managing Member of Diaz & Altschul Capital Management, LLC, a private investment advisory firm, a position he has held since 1996. From 1992 to 1996, Mr. Altschul worked at SUGEN, Inc., a biopharmaceutical firm. Prior to 1992, Mr. Altschul worked in the Equity and Fixed Income Trading departments at Goldman, Sachs & Co., was a founding limited partner of The Maximus Fund, LP, and worked in the Equity Research department at Morgan Stanley & Company. Mr. Altschul serves on the board of directors of General American Investors, Inc., a New York Stock Exchange-traded closed-end investment company; Delta Opportunity Fund, Ltd., an investment fund which invests primarily in the healthcare industry; Medrium, Inc., a provider of automated medical billing solutions; and other private ventures. He also serves as a director of The

Overbrook Foundation, a trustee of The Neurosciences Research Foundation, Inc. and as a trustee of the National Public Radio Foundation. Mr. Altschul holds a B.S. from Columbia University in Computer Science.

Philip S. Schein, M.D., age 67, has been our director since October 1990. Since 2002, Dr. Schein has served as Visiting Professor in Cancer Pharmacology, Oxford University; and since 1999, as President of The Schein Group, a consulting service to the pharmaceutical industry. Dr. Schein was the Founder, Chairman and Chief Executive Officer of U.S. Bioscience, Inc., a publicly-held pharmaceutical company involved in the development and marketing of chemotherapeutic agents, from 1987 to 1998. His prior appointments included Scientific Director of the Vincent T. Lombardi Cancer Research Center at Georgetown University; Vice President for Worldwide Clinical Research and Development, SmithKline and French Labs; and Senior Investigator and Head of the Clinical Pharmacology Section at the National Cancer Institute. He has served as President of the American Society of Clinical Oncology and has chaired the Food and Drug Administration Oncology Drugs Advisory Committee. Dr. Schein was appointed to the National Cancer Advisory Board by President Clinton. Dr. Schein currently serves on the board of directors of Oncomethylome Sciences, a private specialty diagnostic company focused on the development and marketing of cancer diagnostics.

Executive Officers

Set forth below is information regarding each of our executive officers as of March 30, 2007

Name	Age	Position

Jonah Shacknai	50	Chairman, Chief Executive Officer, Director
Joseph P. Cooper	49	Executive Vice President, Corporate and Product Development
Jason D. Hanson	38	Executive Vice President, General Counsel and Secretary
Richard J. Havens	57	Executive Vice President, Sales and Marketing
Mark A. Prygocki	40	Executive Vice President, Chief Financial Officer and Treasurer
Mitchell S. Wortzman, Ph.D.	56	Executive Vice President and Chief Scientific Officer

Jonah Shacknai, see above — “Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2010 Annual Meeting of Stockholders.”

Joseph P. Cooper, age 49, has served as our Executive Vice President, Corporate and Product Development since July 10, 2006. From January 2001 to July 2006, Mr. Cooper served as Executive Vice President, Corporate Development. From February 1996 to January 2001, Mr. Cooper served as Senior Vice President, Manufacturing and Distribution. Prior to that, Mr. Cooper held management positions with Schein Pharmaceuticals, Inc. and G.D. Searle. Mr. Cooper serves on the board of directors of Bioenvision, a NASDAQ listed biotechnology company, the board of directors for the Southwest Autism Research and Resource Center, the University of Arizona College of Medicine Greater Phoenix Leadership Board, and as past Chairman of the board of directors for Communities in Schools of Arizona.

Jason D. Hanson, age 38, was appointed our Executive Vice President, General Counsel and Secretary on July 7, 2006. Prior to joining us, since April 2004, Mr. Hanson served as General Counsel for GE Healthcare Technologies, a global business specializing in medical imaging, information technology and other durable medical equipment and services. Mr. Hanson joined General Electric in April 1999 as Senior Counsel, Global Litigation & Compliance, GE Medical Systems. In 2001, Mr. Hanson was promoted to General Counsel, Americas for GE Medical Systems, a position he held until April 2004.

Richard J. Havens, age 57, has served as our Executive Vice President, Sales & Marketing since January 2001, and as our Senior Vice President, Sales and Marketing from January 1999 to 2001. From 1982 to 1998, he was a senior marketing executive for Aventis (formerly Rhone-Poulenc Rorer Company), most recently in its dermatological division, Dermik Laboratories. Mr. Havens also held various sales positions with Warner-Lambert Company from 1974 to 1981. He is a member of the Dermatology Foundation Leaders Society, an affiliate member of the North

American Clinical Dermatologic Society Inc., an adjunct member of the American Academy of Dermatology Association and a member of the American Society for Dermatologic Surgery Industry Advisory Council.

Mark A. Prygocki, age 40, has served as our Chief Financial Officer and Treasurer since May 1995. In January 2001, Mr. Prygocki was also appointed as Executive Vice President. Mr. Prygocki served as our Corporate Secretary from May 1995 through July 2006. In addition to serving as our chief accounting officer, Mr. Prygocki has principal responsibility for our human resources, information technology, investor relations, corporate communications and operations departments. From October 1991 to May 1995, he served as Controller for Medicis. Prior to his employment at Medicis, Mr. Prygocki was employed by Citigroup, an investment banking firm, and spent several years in the audit department of Ernst & Young LLP. Mr. Prygocki is a member of the Financial Executive Institute and is certified by the Arizona State Board of Accountancy and the New York Society of CPAs. Mr. Prygocki serves on the boards of Whispering Hope Ranch Foundation and Visions of Hope, Inc., non-profit organizations that conduct programs for children with special needs.

Mitchell S. Wortzman, Ph.D., age 56, has served as our Executive Vice President and Chief Scientific Officer since July 2003, and as Executive Vice President, Research & Development from January 2001 to July 2003. Dr. Wortzman served as Senior Vice President, Research and Development for Medicis from August 1997 to 2001. From 1980 to 1997, Dr. Wortzman was employed at Neutrogena Corporation, most recently serving as President of the Dermatologics Division since 1989.

GOVERNANCE OF MEDICIS

Composition of the Board of Directors

Our board of directors has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. These guidelines can be found in the corporate governance section of our website at www.medicis.com. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, Arizona 85258. In accordance with these guidelines, a member of our board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director. A director may not serve as a director of another company without consent of the board. No director may serve as a director of more than three publicly-held companies. No director after having attained the age of 70 years will be nominated for re-election or reappointment to our board.

Our board believes the positions of Chief Executive Officer and Chairman of the board may be combined, where appropriate, to provide unified leadership and direction. Our board reserves the right to adopt a different policy should circumstances change. The Chief Executive Officer/Chairman works closely with the entire board and has regular substantive communications with the chairman of the Nominating and Governance Committee, Spencer Davidson, who is our lead independent director.

Board Independence

Our board has determined that all nominees for election to the board at the annual meeting and all continuing directors, other than Mr. Shacknai, are independent under the listing standards of the NYSE. In making this determination, the board considered all relationships between us and each director and each director’s family members. During fiscal 2006, the only direct or indirect relationship between us and each director (or his immediate family), other than Mr. Shacknai, was the director’s service on our board.

Board Meetings

Our board held three meetings during the fiscal year 2006. During fiscal year 2006 all directors attended at least 93% of the combined total of (i) all board meetings and (ii) all meetings of committees of the board of which the director was a member. The chairman of the board or his designee, taking into account suggestions from other board members, establishes the agenda for each board meeting and distributes it in advance to the each member of the board. Each board member is free to suggest the inclusion of items on the agenda. The board regularly meets in executive session without management or other employees present. The chairman of the Nominating and Governance Committee, Spencer Davidson, presides over these meetings as our lead independent director. The board has a policy that all directors attend the annual meeting of stockholders, absent unusual circumstances. All of the directors attended the 2006 annual meeting telephonically.

Board Committees

Our board maintains a standing Audit Committee, Nominating and Governance Committee and Stock Option and Compensation Committee. In 2006, we formed a standing Employee Development and Retention Committee and in 2007 we formed a standing Compliance Committee. To view the charter of each of these committees please visit our website at www.medicis.com. In addition, the charters for each of our committees is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, Arizona 85258. The membership of all of our standing board committees as of the record date are as follows:

Employee
		Nominating	Stock Option		Development
		and	and		and
	Audit	Governance	Compensation	Executive	Retention	Compliance
Director	Committee	Committee	Committee	Committee	Committee	Committee

Jonah Shacknai				**
Arthur G. Altschul, Jr.	**	**	**
Spencer Davidson		‘‘C”	‘‘C”	**
Stuart Diamond	‘‘C”					**
Peter S. Knight, Esq.					**
Michael A. Pietrangelo			**	‘‘C”		‘‘C”
Philip S. Schein, M.D.	**
Lottie H. Shackelford		**			‘‘C”	**

**	Member

“C”	Chair

Audit Committee

We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accountants (when appropriate) our audited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

In fiscal year 2006, the Audit Committee was composed of Mr. Stuart Diamond (Chairman), Dr. Philip S. Schein, and Arthur G. Altschul, Jr. In addition to all members of this committee being determined to be independent under NYSE rules, our board has determined that all current Audit Committee members are financially literate under the current listing standards of the NYSE and are independent under the requirements of the rules of the Securities Exchange Commission, or SEC. Our board has also determined that Mr. Diamond qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. During fiscal year 2006, the Audit Committee met eight times.

Nominating and Governance Committee

We have a standing Nominating and Governance Committee, or Nominating Committee. Spencer Davidson (Chairman), Arthur G. Altschul, Jr. and Lottie H. Shackelford were the members of the Nominating Committee during fiscal year 2006. The Nominating Committee met three times in fiscal 2006. Our board has determined that each of the members of the Nominating Committee qualifies as an independent director under the NYSE rules. The purpose of the Nominating Committee is to make recommendations concerning the size and composition of our board and its committees, evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, and evaluate the effectiveness of our board. The Nominating Committee works with the board as a whole on an annual basis to determine the appropriate skills and characteristics required of board members in the context of the current make-up of the board and its committees.

After careful consideration, and upon the recommendation of the Nominating Committee, our Board has amended our bylaws to adopt a majority voting standard with respect to uncontested elections of directors. Under the standard, which will not be effective until our 2008 annual meeting, persons nominated to serve on our board of directors in an uncontested election must receive a greater number of votes cast “FOR” than votes cast “AGAINST” in order to be elected, or re-elected, to the board.

Our entire board of directors is responsible for nominating members for election to the board and for filling vacancies on the board that may occur between annual meetings of the stockholders. The Nominating Committee is responsible for identifying, screening and recommending candidates to the entire board for board membership. In evaluating the suitability of individuals, the Nominating Committee considers many factors, including issues of experience, wisdom, integrity, skills (such as understanding of finance and marketing), educational and professional background and willingness to devote adequate time to board duties. When formulating its board membership recommendations, the Nominating Committee also considers any advice and recommendations offered by our Chief Executive Officer or our stockholders. In determining whether to recommend a director for reelection, the Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board. The Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Additional Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.

Stock Option and Compensation Committee

We have a standing Stock Option and Compensation Committee, or Compensation Committee. Spencer Davidson (Chairman), Peter S. Knight and Michael A. Pietrangelo were the members of the Compensation Committee at the outset of fiscal 2006. Effective as of March 13, 2006, Peter S. Knight resigned from the Compensation Committee and Arthur G. Altschul, Jr. was appointed to the Compensation Committee. The Compensation Committee met four times in fiscal 2006. The Compensation Committee reviews and establishes the compensation of our senior executives, including our Chief Executive Officer, on an annual basis, has direct access to third party compensation consultants and legal counsel, and administers our equity based plans, including the review and grant of stock options and restricted stock to all eligible employees and non-employee directors under our equity based plans. The Compensation Committee has delegated to a sub-committee, comprised of Jonah Shacknai and Mark Prygocki, the authority to grant a limited number of awards to consultants and employees who are not our executive officers. No grants were made in accordance with this authority during 2006. For 2007, the guidelines for such delegation of authority are set forth under the caption “Compensation Discussion and Analysis — Policies and Practices with Respect to Equity Compensation Award Determinations”.

For compensation decisions relating to our executive officers, other than our Chief Executive Officer, our Compensation Committee considers the recommendations of our Chief Executive Officer, which are based in part on written assessments of each executive officer’s performance during the year, discussions between him and each executive officer, his observations of the executive officer’s performance during the year, the recommendations of our Senior Vice President, Human Resources and third party compensation consultants, and competitive pay practices. For compensation decisions relating to our Chief Executive Officer, the Compensation Committee considers a written summary of our annual performance prepared by our Chief Executive Officer, their observations and assessments of our Chief Executive Officer’s performance and competitive pay practices.

In July 2005, the Compensation Committee conducted an extensive review of the salary, bonus and equity compensation paid to our executive officers, including our Chief Executive Officer. In conducting this review, management, at the direction of the Compensation Committee, retained the services of Watson Wyatt, a nationally recognized independent consulting firm specializing in compensation matters. The compensation consultant reported primarily to and worked directly with the Compensation Committee with the assistance of our Chief Financial Officer and Senior Vice President, Human Resources.

For further information on the Compensation Committee’s processes and procedures used in the determination of our executive officers’ compensation, including our equity based awards policies and procedures, please see “Executive Compensation — Compensation Discussion and Analysis”.

Executive Committee

We have a standing Executive Committee. Michael A. Pietrangelo (Chairman), Jonah Shacknai and Spencer Davidson were the members of the Executive Committee during fiscal 2006. The Executive Committee consults informally on business issues periodically throughout the year. The Executive Committee is authorized to exercise the rights, powers and authority of the board of directors between board meetings.

Employee Development and Retention Committee

We have a standing Employee Development and Retention Committee, which we formed during fiscal 2006. Lottie H. Shackelford (Chairman), and Peter S. Knight were the members of the Employee Development and Retention Committee during fiscal 2006. The Employee Development and Retention Committee provides guidance to our board of directors concerning the recruiting, hiring, training, promotion and retention of employees, as well as addressing specific issues or problems that arise relating to employee development and retention. The Employee Development and Retention Committee met two times in fiscal 2006.

Compliance Committee

We have a standing Compliance Committee, which we formed during fiscal 2007. Michael A. Pietrangelo (Chairman), Stuart Diamond and Lottie H. Shackelford are the members of the Compliance Committee. The Compliance Committee assists the board of directors in providing oversight and guidance over our compliance program with respect to legal and regulatory compliance, including reviewing our polices and practice regarding clinical research, product quality, environmental protection and research and development. The Compliance Committee is charged with reviewing our compliance policies and practices and monitoring our compliance in the areas of legal and social responsibility.

Communication with the Board

Interested persons, including stockholders, may communicate with our board of directors, including the non-management directors, by sending a letter to our Corporate Secretary at our principal executive offices at 8125 North Hayden Road, Scottsdale, Arizona 85258-2463. Our Corporate Secretary will submit all correspondence to the Lead Independent Director and to any specific director to whom the correspondence is directed.

Code of Ethics and Business Conduct

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section of our website at www.medicis.com. In addition, our code of business conduct is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, Arizona 85258. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

Compensation of Directors

Our Chief Executive Officer does not receive additional compensation for his service as a director. The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2006.

Director Compensation Table

	Fees Earned
	or Paid in	Option
Director	Cash(1)	Awards(2)(3)	Total

Arthur G. Altschul, Jr.	$15,000	$212,414	$227,414
Spencer Davidson	17,500	212,414	229,914
Stuart Diamond	20,000	212,414	232,414
Peter S. Knight, Esq.	12,500	212,414	224,914
Michael A. Pietrangelo	15,000	212,414	227,414
Philip S. Schein, M.D.	15,000	212,414	227,414
Lottie H. Shackelford	15,000	212,414	227,414

(1)	Each non-employee director is entitled to receive an annual retainer fee of $25,000. The chairperson of the Audit Committee is entitled to receive an additional annual retainer fee of $15,000 and the other members of the Audit Committee are entitled to receive an additional annual retainer fee of $5,000. The chairperson of any other committee of the board is entitled to receive an additional annual retainer fee of $5,000. The members of the board also are entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management. Retainer fees are typically paid in advance, in six-month or twelve-month amounts. The amount of fees paid to non-employee directors during 2006 was for the six-month period from October 1, 2006 to March 31, 2007. Fees related to the period prior to October 1, 2006 were paid to non-employee directors during 2005.

(2)	The amounts shown equal the compensation cost recognized by us in fiscal year 2006 related to grants of stock options in fiscal year 2006 and prior fiscal years, as described in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“Financial Accounting Standards No. 123R”). For a discussion of valuation assumptions, see Note 2 to our 2007 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2006; excluding any assumptions for forfeitures. The table below shows how much of the total compensation cost is attributable to each award.

			Number of Options	2006 Fiscal Year
Director	Grant Date	Exercise Price	Originally Granted	Compensation Cost

Arthur G. Altschul, Jr.	September 29, 2006	$32.35	7,500	$41,367
	September 30 2005	$32.56	15,000	171,047
Spencer Davidson	September 29, 2006	$32.35	7,500	41,367
	September 30 2005	$32.56	15,000	171,047
Stuart Diamond	September 29, 2006	$32.35	7,500	41,367
	September 30 2005	$32.56	15,000	171,047
Peter S. Knight, Esq.	September 29, 2006	$32.35	7,500	41,367
	September 30 2005	$32.56	15,000	171,047
Michael A. Pietrangelo	September 29, 2006	$32.35	7,500	41,367
	September 30 2005	$32.56	15,000	171,047
Philip S. Schein, M.D.	September 29, 2006	$32.35	7,500	41.367
	September 30 2005	$32.56	15,000	171,047
Lottie H. Shackelford	September 29, 2006	$32.35	7,500	41,367
	September 30 2005	$32.56	15,000	171,047

The grant date fair value of the grant on September 29, 2006 of options to purchase 7,500 shares of our common stock was $108,533, as computed in accordance with Financial Accounting Standards No. 123R. The grant date fair value was determined using the Black-Scholes option valuation model with the following assumptions: exercise price of $32.35, market price of $32.35, expected volatility of 0.36%, risk free interest rate of 4.6%, expected option life of 7 years, and expected dividend yield of 0.4%. These options were granted pursuant to the transition automatic grant provisions of our 2006 Incentive Award Plan. Due to the transition period from July 1, 2005 until December 31, 2005, this award represents one-half of the annual awards to be provided to our non-employee directors under the 2006 Incentive Award Plan commencing with this annual meeting. The exercise price of these stock options is 100% of the closing sale price of our common stock on the grant date and the stock options must be exercised within seven years from the grant date. Each option vests and becomes exercisable for all of the shares of common stock subject to such option upon the earlier of (i) the one-year anniversary of the grant date of such option or (ii) the next annual meeting at which one or more members of the board are standing for re-election, subject in either case to the non-employee director’s continued service on the board through such date.

Beginning on the date of this annual meeting, and on the date of each annual meeting thereafter, each non-employee director who continues to serve as a director following the annual meeting will be automatically granted options to purchase 15,000 shares of our common stock based on the closing price on that date, pursuant to the automatic grant provisions of our 2006 Incentive Award Plan. In addition, in accordance with the terms of the 2006 Incentive Award Plan, the board may substitute for all or part of the automatic option grant, shares of restricted stock or restricted stock units, in an amount that does not exceed the amount determined by awarding one share of restricted stock or one restricted stock unit for each 2 automatic option shares being replaced. Any such restricted stock awards or restricted stock unit awards will vest on the same terms as the options.

(3)	The following table sets forth the number of vested and unvested options held by each of our directors as of the end of our 2006 fiscal year. None of our directors held any unvested restricted stock awards as of the end of our 2006 fiscal year.

Options Outstanding at
Director	12/31/2006

Arthur G. Altschul, Jr.	115,500
Spencer Davidson	115,500
Stuart Diamond	82,000
Peter S. Knight, Esq.	129,000
Michael A. Pietrangelo	163,500
Philip S. Schein, M.D.	85,500
Lottie H. Shackelford	180,000

The Compensation Committee sets the compensation of all directors in accordance with the Compensation Committee Charter. Our directors’ compensation arrangement was adopted following the recommendation of the Compensation Committee and was in accordance with guidelines established by an independent consulting firm. We believe that compensation for non-employee directors should be competitive and should encourage increased ownership of our common stock through the payment of a portion of director compensation in options to purchase our common stock.

Director Stock Ownership Guidelines

On February 2, 2007, in connection with the Compensation Committee’s review of the compensation packages paid to our directors, the Compensation Committee implemented stock ownership guidelines for ownership of our equity by our directors. In accordance with these guidelines, our directors must maintain a market value of equity ownership in us equal to two times their annual retainer. Each director will have a two-year period that commences on February 2, 2007, or in the case of a newly appointed director, measured from the date of appointment, to accumulate ownership of the required multiple of their annual retainer. After this period, our directors’ annual retainers, as of August 1st of each year, or partial year for newly appointed director, are compared to their accumulated ownership of our equity on August 1st based on a share price equal to the average closing price of our common stock for the previous 30 trading days.

Only shares as to which the director has voting rights are counted toward the satisfaction of the guidelines. Thus, shares of restricted stock, whether or not vested, count in satisfying these guidelines, while shares underlying options, whether vested or not, do not count. Once in compliance with the required market values, fluctuations in stock prices during blackout periods would not cause directors to fail to comply with this policy.

ITEM 2

APPROVAL OF AN AMENDMENT TO OUR 2006 INCENTIVE AWARD PLAN

Our stockholders are being asked to approve an amendment to the Medicis 2006 Incentive Award Plan, as amended (the “2006 Plan”). On April 11, 2007, our board of directors approved an amendment to the 2006 Plan, which, subject to stockholder approval, increases the number of shares that may be issued under the 2006 Plan by 2,500,000 shares. The amendment also raises the maximum number of shares that may become issuable under the 2006 Plan, when taking into account the cancellation of awards under our prior plans, to 7,500,000. All other provisions of the 2006 Plan will remain in full force and effect. The number of shares of our common stock originally authorized under the plan, 916,511 shares, was equal to the number of shares of common stock which as of the date of the 2006 annual meeting was available for future awards under the prior plans we had in place at that time and which were terminated in connection with the adoption of the 2006 Plan. In addition, shares covering any awards that were cancelled under any such prior plans after the adoption of the 2006 plan, are permitted to be issued under the 2006 Plan. As of March 30, 2007, there were 492,884 shares remaining available for issuance under the 2006 Plan.

The purpose of the amendment to the 2006 Plan is to increase the number of shares that may be issued as equity awards in order to provide additional incentive for directors, key employees and consultants to further our growth, development and financial success by personally benefiting through the ownership of our common stock, or other rights which recognize such growth, development and financial success. The increase in the number of shares that may be issued under the 2006 Plan is the sole effect of the proposed amendment

Our stockholders are only being asked to approve the proposed amendment to the 2006 Plan increasing the number of shares that may be issued under the 2006 Plan, which is attached hereto as Appendix A. The principal features of the full 2006 Plan, as proposed to be amended, are summarized below for the convenience and information of our stockholders. This summary is qualified in its entirety by reference to the 2006 Plan and the proposed amendment to the 2006 Plan. A copy of the 2006 Plan is attached to the proxy statement for our 2006 annual meeting filed with the SEC on April 13, 2006. We encourage you to read the 2006 Plan and the proposed amendment carefully.

Background of the 2006 Plan

The 2006 Plan was approved by our stockholders at our 2006 annual meeting. In July 2006, the 2006 Plan was amended to require shareholder approval for any amendment of the 2006 Plan that materially modified the requirements for eligibility under the 2006 Plan. In April 2007, the 2006 Plan was amended to make a technical correction to the ability of the Compensation Committee to delegate its authority with respect to the 2006 Plan.

Securities Subject to the 2006 Plan

The 2006 Plan was approved by our stockholder at our 2006 annual meeting of stockholders. The maximum aggregate number of shares of our common stock that could be issued or transferred pursuant to awards under the 2006 Plan was originally equal to the number of shares of common stock which as of the date of our 2006 annual meeting of stockholders (the “Effective Date”) were available for future awards under all active, existing prior equity plans of Medicis (the “Prior Plans”). As of the Effective Date, 916,511 shares remained available for future awards under the Prior Plans. The Prior Plans were: the Medicis Pharmaceutical Corporation 1996 Stock Option Plan, the Medicis Pharmaceutical Corporation 1998 Stock Option Plan, the Medicis Pharmaceutical Corporation 2002 Stock Option Plan and the Medicis Pharmaceutical Corporation 2004 Stock Incentive Plan. Each of these

Prior Plans was terminated in connection with the adoption of the 2006 Plan. As of March 30, 2007, there were 492,884 shares remaining available for issuance under the 2006 Plan. The effect of the amendment to the 2006 Plan is to increase the number of shares available for future awards under the 2006 Plan by 2,500,000 shares.

The number of shares of common stock available for issuance under the 2006 Plan will be reduced by two shares for each one share of our common stock delivered in settlement of any “full-value award,” which is any award other than a stock option, stock appreciation right or other award for which the holder pays the intrinsic value.

In the event of any cancellation, termination, expiration or forfeiture of any award under any Prior Plan during the term of the 2006 Plan (including any shares of our common stock that are surrendered by the holder or repurchased by us pursuant to the terms of the applicable award agreement at a price not greater than the original purchase price paid by the holder), the number of shares of our common stock which may be issued or transferred pursuant to awards under the 2006 Plan will automatically be increased by one share for each share subject to such award at the time of cancellation, termination, expiration, forfeiture or repurchase. The amendment to the 2006 Plan increases the number of shares that may become issuable under the 2006 Plan in accordance with these provisions, in combination with the newly authorized 2,500,000 shares, to 7,500,000 shares.

Similar replenishment provisions exist in the 2006 plan, such that to the extent that an award granted under the 2006 Plan terminates, expires or lapses for any reason, any shares subject to the award at such time will be available for future grants under the 2006 Plan. If any shares of restricted stock are surrendered by a participant or repurchased by us pursuant to the terms of the 2006 Plan, such shares also will be available for future grants under the 2006 Plan. The add back of shares due to the replenishment provisions of the 2006 Plan will be on a one share added back for each one stock option, stock appreciation right and other award for which the holder pays the intrinsic value that was granted under the 2006 Plan is subsequently terminated, expired, cancelled, forfeited or repurchased. For every other award granted under the 2006 Plan, that is for every full-value award granted under the 2006 Plan, that is expired, cancelled, forfeited or repurchased two shares will be made available for issuance under the 2006 Plan. In no event, however, will any shares of our common stock again be available for future grants under the 2006 Plan if such action would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the Internal Revenue Code if 1986, as amended (the “Code”).

To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2006 Plan.

The shares of our common stock covered by the 2006 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. For purposes of the 2006 Plan, the fair market value of a share of our common stock as of any given date will be the closing sales price for a share of our common stock on such date or, if there is no closing sales price for our common stock on the date in question, the closing sales price for a share of our common stock on the last preceding date for which such quotation exists, as reported on the NYSE. The closing sales price for a share of our common stock on March 30, 2007 was $30.82, as reported by the NYSE.

Eligibility

Our employees, consultants and non-employee directors are eligible to receive awards under the 2006 Plan. As of March 30, 2007, we had approximately 424 employees and consultants, and we currently have eight directors, seven of whom are non-employee directors. The administrator determines which of our employees, consultants and directors will be granted awards. No employee, non-employee director or consultant is entitled to participate in the 2006 Plan as a matter of right, nor does any such participation constitute assurance of continued employment or Board service. Except for awards granted to non-employee directors pursuant to the automatic grant provisions of the 2006 Plan, only those employees, non-employee directors and consultants who are selected to receive grants by the administrator may participate in the 2006 Plan.

Awards Under the 2006 Plan

The 2006 Plan provides that the administrator may grant or issue stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award.

Non-Qualified Stock Options.  Non-qualified stock options (“NQSOs”) provide for the right to purchase shares of our common stock at a specified price not less than the fair market value for a share of our common stock on the date of grant, and usually become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals. NQSOs may be granted for any term specified by the administrator, but may not exceed ten years.

Incentive Stock Options.  Incentive stock options (“ISOs”) are designed to comply with the applicable provisions of the Code, and are subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of our common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. ISOs, however, may be subsequently modified to disqualify them from treatment as ISOs. The total fair market value of shares (determined as of the respective date or dates of grant) for which one or more options granted to any employee by us (including all options granted under the 2006 Plan and all of our other option plans or option plans of our parent or subsidiary corporation) may for the first time become exercisable as ISOs during any one calendar year shall not exceed the sum of $100,000. To the extent this limit is exceeded, the options granted will be NQSOs. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our stock or the stock of our parent or subsidiary corporation (a “10% Owner”), the 2006 Plan provides that the exercise price of an ISO must be at least 110% of the fair market value of a share of our common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant. Like NQSOs, ISOs usually become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals.

Stock Appreciation Rights.  Stock appreciation rights provide for the payment of an amount to the holder based upon increases in the price of our common stock over a set base price. The base price of any SAR granted under the 2006 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the 2006 Plan are settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator. SARs may be granted in connection with stock options or other awards, or separately.

Restricted Stock.  Restricted stock may be issued at such price, if any, and may be made subject to such restrictions (including time vesting or satisfaction of performance goals), as may be determined by the administrator. Restricted stock typically may be repurchased by us at the original purchase price, if any, or forfeited, if the vesting conditions and other restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred, until the vesting restrictions and other restrictions applicable to such shares are removed or expire. Recipients of restricted stock, unlike recipients of options or restricted stock units, generally have voting rights and receive dividends prior to the time when the restrictions lapse.

Deferred Stock Awards.  Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Restricted Stock Units.  Restricted stock units entitle the holder to receive shares of our common stock, subject to the removal of restrictions which may include completion of the applicable vesting service period or the attainment of pre-established performance goals. The shares of our common stock issued pursuant to restricted stock units may be delayed beyond the time at which the restricted stock units vest. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and holders of restricted stock units do not have voting rights. Restricted stock units generally are forfeited, and the underlying shares of stock are not issued, if the applicable vesting conditions and other restrictions are not met.

Dividend Equivalents.  Dividend equivalents represent the value of the dividends per share paid by us, if any, calculated with reference to a specified number of shares. Dividend equivalent rights may be granted alone or in connection with stock options, SARs or other equity awards granted to the participant under the 2006 Plan. Dividend equivalents may be paid in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

Performance Awards.  Performance awards may be granted by the administrator to employees, consultants or non-employee directors based upon, among other things, the contributions, responsibilities and other compensation of the particular recipient. Generally, these awards are based on specific performance goals and may be paid in cash or in shares of our common stock, or in a combination of both, at the election of the administrator. Performance awards may include “phantom” stock awards that provide for payments based upon the value of our common stock. Performance awards may also include bonuses granted by the administrator, which may be payable in cash or in shares of our common stock, or in a combination of both.

Stock Payments.  Stock payments may be authorized by the administrator in the form of our common stock or an option or other right to purchase our common stock and may, without limitation, be issued as part of a deferred compensation arrangement in lieu of all or any part of compensation — including, without limitation, salary, bonuses, commissions and directors’ fees — that would otherwise be payable in cash to the employee, non-employee director or consultant.

Section 162(m) “Performance-Based” Awards.  The administrator may designate employees as participants whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The administrator may grant to such persons stock options, SARs, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards, cash bonuses and stock payments that are paid, vest or become exercisable upon the achievement of specified performance goals which are related to one or more of the following performance criteria, as applicable to us or any subsidiary, division, operating unit or individual:

•	net earnings (either before or after interest, taxes, depreciation and/or amortization);

•	gross or net sales or revenue;

•	net income (either before or after taxes);

•	operating earnings or EBITDA;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	return on assets;

•	return on capital;

•	return on stockholders’ equity;

•	return on sales;

•	gross or net profit or operating margin;

•	costs;

•	funds from operations;

•	expense;

•	working capital;

•	earnings per share;

•	price per share of common stock

•	FDA or other regulatory body approval;

•	implementation or completion of critical projects; and

•	market share.

Performance goals established based on the performance criteria may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to the results of a peer group. Achievement of each performance goal is determined in accordance with generally accepted accounting principles to the extent applicable.

The maximum number of shares which may be subject to awards granted under the 2006 Plan to any individual during any fiscal year may not exceed 500,000 shares of our common stock, subject to adjustment in the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off or other transaction that affects the common stock in a manner that would require adjustment to such limit in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2006 Plan. In addition, certain employees — those whose compensation in the year of grant is, or in a future fiscal year may be, subject to the limitation on deductibility under Section 162(m) of the Code — may not receive cash-settled performance awards in any fiscal year having an aggregate maximum amount payable in excess of $2,500,000.

Automatic Grants to Non-employee directors

The 2006 Plan authorizes the grant of awards to non-employee directors, the terms and conditions of which are to be determined by the Administrator consistent with the 2006 Plan. In addition, the 2006 Plan provides for the automatic grant of certain awards to our non-employee directors, the terms and conditions of which are described below.

On September 29, 2006, after stockholder approval of the 2006 Plan at our 2006 annual meeting of stockholders, each person serving as a non-employee director on that date was automatically granted a non-qualified stock option covering 7,500 shares of our common stock. Commencing with this 2007 annual meeting of stockholders, and for each annual meeting thereafter, each person who continues to serve as a non-employee director as of such annual stockholder meeting will automatically be granted a non-qualified stock option covering 15,000 shares of our common stock. Each such stock option will vest upon the earlier of (i) the one-year anniversary of the option grant date or (ii) the next annual meeting at which one or more members of the board are standing for re-election, subject in each case to the director’s continued service on our board through such date. These options will have an exercise price per share of common stock equal to 100% of the fair market value of a share of common stock on the option grant date and a term of seven years. Following the non-employee director’s termination of service on our board for any reason, the vested options shall remain exercisable for a period of 12 months following such termination.

In lieu of the automatic option grants described above, the administrator may provide that any or all future automatic grants will consist of restricted stock or restricted stock units. In such event, each person serving as a non-employee director will receive a grant of restricted stock or restricted stock units covering a number of shares not exceeding one-half of the number of shares that would otherwise have been subject to the automatic option grant which it replaces. Restricted stock awards and restricted stock unit awards granted as replacements for an automatic option grants will vest over a period of not less than three years from the grant date of the award pursuant to a vesting schedule determined by the administrator, provided that the administrator may accelerate the vesting of a non-employee director’s restricted stock awards and restricted stock unit awards upon his or her retirement from our board.

Vesting and Exercise of Awards

The applicable award agreements contain the period during which the right to exercise the award in whole or in part vests. At any time after the grant of an award, the administrator may accelerate the period during which such award vests, subject to certain limitations. No portion of an award which is not vested at a participant’s termination of employment, termination of board service, or termination of consulting relationship will subsequently become vested, except as may be otherwise provided by the administrator either in the agreement relating to the award or by action following the grant of the award.

Generally, an option or stock appreciation right may only be exercised while such person remains our employee, director or consultant, as applicable, or for a specified period of time (up to the remainder of the award term) following the participant’s termination of employment, directorship or the consulting relationship, as applicable. An award may be exercised for any vested portion of the shares subject to such award until the award expires.

Full-value awards made under the 2006 Plan generally are subject to vesting over a period of not less than (i) three years from the grant date of the award if it vests based solely on employment or service with us or one of our subsidiaries, or (ii) one year following the commencement of the performance period, for full-value awards that vest based upon the attainment of performance goals or other performance-based objectives. However, an aggregate of up to 100,000 shares of our common stock may be granted subject to full-value awards under the 2006 Plan without respect to such minimum vesting provisions.

Only whole shares of our common stock may be purchased or issued pursuant to an award. Any required payment for the shares subject to an award are paid in the form of cash or a check payable to us in the amount of the aggregate purchase price. However, the administrator may in its discretion and subject to applicable laws allow payment through one or more of the following:

•	the delivery of certain shares of common stock owned by the participant;

•	the surrender of shares of common stock which would otherwise be issuable upon exercise or vesting of the award;

•	the delivery of property of any kind which constitutes good and valuable consideration;

•	with respect to options, a sale and remittance procedure pursuant to which the optionee will place a market sell order with a broker with respect to the shares of common stock then issuable upon exercise of the option and the broker timely pays a sufficient portion of the net proceeds of the sale to us in satisfaction of the option exercise price for the purchased shares plus all applicable income and employment taxes we are required to withhold by reason of such exercise; or

•	any combination of the foregoing.

Transferability of Awards

Awards generally may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution or, subject to the consent of the administrator of the 2006 Plan, pursuant to a domestic relations order, unless and until such award has been exercised, or the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed. Notwithstanding the foregoing, NQSOs may also be transferred with the administrator’s consent to certain family members and trusts. Awards may be exercised, during the lifetime of the holder, only by the holder or such permitted transferee.

Option and Restricted Stock Grants As of March 30, 2007

The following table sets forth summary information concerning the number of shares of our common stock subject to option and restricted stock grants made under the 2006 Plan to our named executive officers and directors as of March 30, 2007.

Equity Award Transactions

	Number of
	Shares	Number of
	Underlying	Restricted
Name	Option Grants	Stock Grants

Jonah Shacknai	0	67,466
Chairman of the Board,
Chief Executive Officer
Joseph P. Cooper	0	19,490
Executive Vice President,
Corporate and Product Development
Richard J. Havens	0	14,922
Executive Vice President,
Sales and Marketing
Mark A. Prygocki	0	25,487
Executive Vice President,
Chief Financial Officer
Mitchell S. Wortzman, Ph.D.	0	14,922
Executive Vice President and
Chief Scientific Officer
Arthur G. Altschul, Jr.	7,500	0
Director
Spencer Davidson	7,500	0
Director
Stuart Diamond	7,500	0
Director
Peter S. Knight, Esq.	7,500	0
Director
Michael A. Pietrangelo	7,500	0
Director
Philip S. Schein, M.D.	7,500	0
Director
Lottie H. Shackelford	7,500	0
Director
All current executive officers as a group	0	142,427
All current non-employee directors as a group(1)	52,500	0
All employees, including current officers who are not executive officers, as a group(2)	14,553	244,337	(3)

(1)	Represents 52,500 Non-Qualified Stock Options granted to our non-employee directors on September 29, 2006 with an exercise price of $32.35.

(2)	Represents 14,533 Non-Qualified Stock Options granted to our non-executive employees on March 7, 2007 at an exercise price of $33.35.

(3)	Includes 695 shares that have been forfeited and are no longer outstanding as of March 30, 2007.

Adjustments for Stock Splits, Recapitalizations, and Mergers

In the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off or other transaction that affects our common stock in a manner that would require adjustment to such limit in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2006 Plan, the administrator of the 2006 Plan has the authority in its sole discretion to appropriately adjust:

•	the number and kind of shares of common stock (or other securities or property) with respect to which awards may be granted or awarded under the 2006 Plan;

•	the limitation on the maximum number and kind of shares that may be subject to one or more awards granted to any one individual during any fiscal year;

•	the number and kind of shares of common stock (or other securities or property) subject to outstanding awards under the 2006 Plan;

•	the number and kind of shares of common stock (or other securities or property) for which automatic grants are subsequently to be made to new and continuing non-employee directors; and

•	the grant or exercise price with respect to any outstanding award.

Change in Control

In the event of a Change in Control (as defined in the 2006 Plan), each outstanding award will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the administrator may cause all awards to become fully exercisable prior to the consummation of the transaction constituting a Change in Control, for a period of fifteen days following notice to the award recipient.

Administration of the 2006 Plan

The Compensation Committee of our board is and will continue to be the administrator of the 2006 Plan unless the board assumes authority for administration. The Compensation Committee must consist of two or more directors, each of whom is intended to qualify as both a “non-employee director,” as defined in Rule 16b-3 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Code. The Compensation Committee may delegate its authority to grant awards to persons other than our officers, to a committee consisting of one or more members of our board of directors or officers. The administrator has the power to:

•	select which directors, employees and consultants are to receive awards and the terms of such awards, consistent with the 2006 Plan;

•	determine whether options are to be NQSOs or ISOs, or whether awards are to qualify as “performance-based” compensation under Section 162(m) of the Code;

•	construe and interpret the terms of the 2006 Plan and awards granted pursuant to the 2006 Plan;

•	adopt rules for the administration, interpretation and application of the 2006 Plan;

•	interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the 2006 Plan; and

•	amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of such award (except in certain limited circumstances).

Amendment and Termination of the 2006 Plan

The administrator may amend the 2006 Plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the NYSE (or any other market or stock exchange on which the common stock is at the time primarily traded). Additionally, stockholder approval will be specifically required to decrease the exercise price of any outstanding option or stock appreciation right granted under the 2006 Plan or to materially modify the requirements for eligibility under the 2006 Plan.

The administrator may terminate the 2006 Plan at any time. However, in no event may an award be granted pursuant to the 2006 Plan on or after April 5, 2016.

Federal Income Tax Consequences Associated with the 2006 Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the 2006 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options

If an optionee is granted a NQSO under the 2006 Plan, the optionee will not have taxable income on the grant of the option. Generally, the optionee will recognize ordinary income at the time of exercise in an amount equal to the difference between the option exercise price and the fair market value of a share of our common stock at such time. The optionee’s basis in the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss generally will be taxable as capital gains or losses.

Incentive Stock Options

No taxable income is recognized by the optionee at the time of the grant of an ISO, and no taxable income is recognized for regular tax purposes at the time the option is exercised; however, the excess of the fair market value of the common stock received over the option price is an “item of adjustment” for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date over the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares. If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the ordinary income recognized by the optionee.

Stock Appreciation Rights

No taxable income is generally recognized upon the receipt of a SAR, but upon exercise of the SAR the cash or the fair market value of the shares received will be taxable as ordinary income to the recipient in the year of such exercise.

Restricted Stock

In general, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code. However, at the time the restricted stock is no longer subject to the substantial risk of forfeiture (e.g., when the restrictions lapse on a vesting date), the participant will be taxed on the difference, if any, between the fair market value of the common stock on the date the restrictions lapsed and the amount the participant paid, if any, for such restricted stock. Recipients of restricted stock under the 2006 Plan may, however, make an election under Section 83(b) of the Code to be taxed at the time of the grant or purchase on an amount equal to the difference, if any, between the fair market value of the common stock on the date of transfer and the amount the participant paid, if any, for such restricted stock. If a timely Section 83(b) election is made, the participant will not recognize any additional income as and when the restrictions applicable to the restricted stock lapses.

Restricted Stock Units and Deferred Stock

A participant generally will not have ordinary income upon grant of restricted stock units or deferred stock. When the shares of common stock are delivered under the terms of the award, the participant will recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for such shares.

Dividend Equivalent Awards and Performance Awards

A recipient of a dividend equivalent award or a performance award generally will not recognize taxable income at the time of grant. However, at the time such an award is paid, whether in cash or in shares of common stock, the participant will recognize ordinary income equal to value received.

Stock Payments

A participant who receives a stock payment generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares received.

Tax Deductions and Section 162(m) of the Code

Except as otherwise described above with respect to incentive stock options, we generally will be entitled to a deduction when and for the same amount that the recipient recognizes ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees”. Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. The Section 162(m) deduction limit, however, does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is greater than or equal to the fair market value of the stock subject to the award on the grant date). Other awards granted under the 2006 Plan may qualify as “performance-based compensation” for purposes of Section 162(m), if such awards are granted or vest based upon the achievement of one or more pre-established objective performance goals using one of the performance criteria described above.

The 2006 Plan is structured in a manner that is intended to provide the Compensation Committee with the ability to provide awards that satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. In the event the Compensation Committee determines that it is in our best interests to make use of such awards, the remuneration attributable to those awards should not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A of the Code

Certain awards under the 2006 Plan may be considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the 2006 Plan for the taxable year and all preceding taxable years, by any participant with respect to whom the failure relates, are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional income tax is equal to 20% of the compensation required to be included in gross income.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2006 PLAN.

ITEM 3

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our board of directors has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accountants for the year ending December 31, 2007, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by our bylaws or otherwise. However, the board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders best interests.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST& YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2007.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on March 30, 2007, based on 55,810,720 shares of common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of our capital stock; (ii) each director and nominee; (iii) our Chief Executive Officer and Chief Financial Officer, and each of our other three most highly compensated executive officers for the year ended December 31, 2006 (collectively the “named executive officers”); and (iv) all of our current directors and nominees, named executive officers and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

			Rights to
	Shares of		Acquire	Total Shares	Percentage of
	Common		Common	Beneficially	Outstanding
Name	Stock		Stock(1)	Owned	Common Stock(2)

Jonah Shacknai	930,851	(3)(4)	1,833,784	2,764,635	4.8%
Arthur G. Altschul, Jr.	0		108,000	108,000	*
Spencer Davidson	0		108,000	108,000	*
Stuart Diamond	0		74,500	74,500	*
Peter S. Knight, Esq.	7,810		121,500	129,310	*
Michael A. Pietrangelo	46,112	(4)	156,000	202,112	*
Philip S. Schein, M.D.	0		78,000	78,000	*
Lottie H. Shackelford	2,200		172,500	174,700	*
Joseph P. Cooper	50,690	(5)	72,150	122,840	*
Richard J. Havens	46,192	(6)	158,550	204,742	*
Mark A. Prygocki	68,568	(7)	332,599	401,167	*
Mitchell S. Wortzman, Ph.D.	66,659	(8)	255,236	321,895	*
All executive officers and directors (including nominees) as a group (13 persons)	1,219,082		3,470,819	4,689,901	7.9%
Capital Research & Management Co.(9)	7,320,000		0	7,320,000	13.3%
Legg Mason Capital Management, Inc.(10)	5,760,965		0	5,760,965	10.5%
FMR Corp.(11)	3,989,400		0	3,989,400	7.3%
BlackRock, Inc.(12)	3,371,094		0	3,371,094	6.1%
Merrill Lynch & Co., Inc.(13)	3,224,938		0	3,224,938	5.9%

*	Less than 1%.

(1)	Represents shares which the person or group has a right to acquire within sixty (60) days of March 30, 2007, upon the exercise of options.

(2)	Shares of common stock subject to options which are currently exercisable or which become exercisable within sixty (60) days of March 30, 2007 are deemed to be beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(3)	Includes 88,350 shares of unvested restricted stock.

(4)	23,000 shares have been pledged by Mr. Shacknai. Mr. Pietrangelo’s 46,112 shares along with other assets secure a line of credit.

(5)	Includes 39,570 shares of unvested restricted stock.

(6)	Includes 25,072 shares of unvested restricted stock.

(7)	Includes 38,987 shares of unvested restricted stock and 368 shares held indirectly under the Medicis 401(k) plan.

(8)	Includes 25,072 shares of unvested restricted stock and 467 shares held indirectly under the Medicis 401(k) plan.

(9)	According to a Schedule 13G/A filed with the SEC on February 12, 2007 by (i) Capital Research and Management Company, an investment adviser (“Capital Research”), (ii) AMCAP Fund, Inc., an investment company (“AMCAP”), which is advised by Capital Research, and (iii) SMALLCAP World Fund, Inc., an investment company (“SMALLCAP”), which is advised by Capital Research. Includes 7,320,000 shares beneficially owned by Capital Research as a result of acting as investment adviser to various registered investment companies, including 3,625,000 shares beneficially owned by AMCAP and 3,695,000 shares beneficially owned by SMALLCAP. Capital Research reports sole power to vote and the sole dispositive power over all 7,320,000 shares. The address for Capital Research, AMCAP and SMALLCAP is 333 South Hope Street, Los Angeles, California 90071.

(10)	According to a Schedule 13G/A filed with the SEC on February 15, 2007 by Legg Mason Capital Management, Inc. (LMCM), an investment advisor and Legg Mason Special Investment Trust, Inc. (“LMSIT”), an investment company under the Investment Company Act of 1940 managed by LMCM. LMCM beneficially owns all 5,760,965 shares and has shared voting and dispositive power over such shares, including 5,000,000 shares beneficially owned by LMSIT. The address for LMCM and LMSIT is 100 Light Street, Baltimore, Maryland 21202.

(11)	According to a Schedule 13G/A filed with the SEC on February 14, 2007 by FMR Corp., a parent holding company and includes 3,989,400 shares beneficially owned by Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR Corp. (“Fidelity”), as a result of acting as investment adviser to various registered investment companies (the “Funds”); FMR Corp. and Edward C. Johnson 3d, Chairman of FMR Corp., through their control of Fidelity, each have power to dispose of the 3,989,400 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. The address for FMR Corp. and Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

(12)	According to a Schedule 13G filed with the SEC on February 13, 2007 by BlackRock, Inc., a parent holding company (“BlackRock”), on behalf of its investment advisory subsidiaries consisting of BlackRock Advisors, LLC, BlackRock Investment Management LLC, and BlackRock (Channel Islands) Ltd. that hold the securities. Each such investment advisor exercises voting and investment powers over its portfolio securities. BlackRock has shared voting and dispositive power with respect to all 3,371,094 shares. The address for BlackRock, Inc. is 40 East 52nd Street New York, NY 10022.

(13)	According to a Schedule 13G filed with the SEC on February 7, 2006 by Merrill Lynch & Co., Inc., a parent holding company (“ML&Co.”), on behalf of Merrill Lynch Investment Managers (“MLIM”), an operating division of ML&Co. comprised of ML&Co.’s indirectly-owned asset management subsidiaries. The indirectly-owned subsidiaries of ML&Co. which hold these securities are the following investment advisors: (i) Federated Equity Management Company of PA, (ii) Gartmore Mutual Fund Capital Trust, (iii) IQ Investment Advisors, LLC, (iv) Merrill Lynch Investment Managers Ltd., (v) Fund Asset Management, L.P., (vi) Merrill Lynch Investment Managers, L.P., and (vii) Pacific Life Insurance Company. Each such investment advisor exercises voting and investment powers over its portfolio securities. The address for Merrill Lynch and MLIM is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, which include our Chief Executive Officer and Chief Financial Officer and each of our three next most highly paid executive officers for the year ended December 31, 2006.

The Stock Option and Compensation Committee (the “Compensation Committee”) of our board of directors is responsible for the oversight and determination of the compensation of our named executive officers, including our Chief Executive Officer, and the administration of our equity incentive plans.

Compensation Objectives

The Compensation Committee’s philosophy is to provide incentive and accountability for the achievement of our tactical business and financial objectives, as well as for establishing and achieving our strategic goals. Specifically, the objectives of the Compensation Committee’s compensation practices are to:

•	provide compensation that is competitive with that provided by other companies in our peer group and provide above market compensation for consistent superior performance;

•	provide a compensation program that is designed to reward executive officers for the attainment of our financial and business objectives that focus on growth of our existing brands, research and development, strategic collaborations, customer relationships and strategic business development transactions;

•	provide long-term incentive compensation that focuses our executive officers’ efforts on building stockholder value by aligning their interests with the long-term interests of our stockholders by including a portion of annual compensation in the form of long-term incentives, and by requiring each executive to comply with established stock ownership guidelines;

•	reward executives for managing a professional and ethical company culture in compliance with applicable rules;

•	attract and retain high-performing executive talent and reward their continued contributions; and

•	ensure that executives devote their best interests in attracting and negotiating successful business transactions for our stockholders without concern for their personal prospects.

Compensation Allocation

In designing and administering our executive compensation programs, we attempt to strike an appropriate balance among our compensation objectives. Our executive officers’ compensation is currently composed of base salary, annual performance-based cash bonuses, long-term equity incentive awards, and severance and change of control benefits. Each of these elements is an integral part of and supports our overall compensation objectives. Base salaries and severance benefits form a stable part of our executive officers’ compensation package and provide a degree of financial security for our executive officers and enable us to attract high-performing executive talent, promote executive retention and reward individual performance. Our annual performance-based cash bonuses and long-term equity incentive awards form a significant portion of our executive officers’ compensation package. These awards provide compensation in the form of cash and equity to provide incentives to reward both our short-term and long-term performance. Our annual performance-based cash bonuses reward successful achievement of pre-established short-term financial and corporate objectives and individual performance. Our long-term equity incentive awards, which consist primarily of shares of restricted stock, insure that our executive officers have a stake in our long-term success by providing an incentive to increase our stock price over an extended time period and align our executive officers’ interests with stockholder long-term interests. Our change in control benefits are designed to ensure that our executives devote their best interests in attracting and negotiating the best transactions for our stockholders without worrying about their personal prospects.

The Compensation Committee allocates total compensation between the two cash components and equity compensation based on review of the practices of our peer group and published surveys, as discussed below, while considering the balance among providing stability, short-term incentives and long-term incentives to align the interests of management with stockholders. The balance between equity and cash compensation among named executive officers, and the value of the equity incentives for the past fiscal year and for the three year average against the peer group and surveys, are evaluated annually based on market data provided by the independent compensation consultant.

Determination of Compensation

The Compensation Committee annually reviews and determines the total compensation to be provided to our named executive officers. Our Chief Executive Officer, after review of competitive market data provided by the compensation consultant, makes recommendations regarding the compensation packages for the officers other than him. In its review of these recommendations and in establishing the total compensation for each of our executive officers, the Compensation Committee considers several factors, including each executive’s role and responsibilities, an assessment of our financial performance, each executive’s performance in each of the key areas in which individual objectives were established, other significant accomplishments, and the competitive market data applicable to each executive’s position and functional responsibilities.

Competitive Market Data and Independent Compensation Consultant

In July 2005 and January 2007, the Compensation Committee conducted an extensive review of the salary, bonus and equity compensation paid to our executive officers, including our Chief Executive Officer. In conducting this review, the Compensation Committee retained the services of Watson Wyatt, a nationally recognized independent consulting firm specializing in compensation matters. The Compensation Committee reviewed the base salary, bonuses, long-term equity incentives and total direct compensation of our executive officers as compared to the peer group and published survey data as prepared by the compensation consultant.

Benchmarking to our Peer Group

The Compensation Committee believes it is important to provide total direct cash compensation levels that are at or above the 75th percentile of our peer group companies in order to attract and motivate qualified executives in this important period of our growth while rewarding for performance based on corporate objectives. The recent practice of the Compensation Committee has been to provide long-term compensation to the executives at a level below the 75th percentile of our peer group companies in order to grant equity awards to a broader group of senior management and top performing sales and professional employees. Actual pay for each executive officer may vary from these targets based on several factors including the performance of the executive officer over time, as well as our annual and long-term performance.

The peer group used to determine the appropriateness of the bonuses for 2005 performance and 2006 base salaries and long-term equity awards consisted of the following 11 companies: IVAX Corporation, Shire Pharmaceuticals Group, Andrax Corporation, Biovail Corporation, Cephalon, Inc., Endo Pharmaceuticals Holdings, American Pharmaceuticals Partners, Inc., Sepracor, Inc., KV Pharmaceutical, Qlt, Inc. and King Pharmaceuticals, Inc. In order to determine the appropriateness of the executives bonuses for 2006 performance and the 2007 base salaries and long-term incentive awards the peer group totaled 17 and was adjusted by adding Adams Respiratory, Allergan, Bradley Pharmaceutical, Chattem, KOS, Mgi Pharma, Par Pharmaceutical, Salix Pharmaceutical, Sciele Pharmaceutical and Valeant Pharmaceutical to the peer group and removing IVAX Corporation, Shire Pharmaceutical Group, Andrax Corporation and American Pharmaceuticals Partners, Inc. from the peer group. We believe this group represents an appropriate diversification of companies larger and smaller then Medicis and are closely aligned with our industry. Our revenue and market capitalization both approximate the median levels of the peer group used for the 2007 analysis, while our net income exceeds the median for this peer group. The Compensation Committee, with the help of senior management and compensation data provided by our compensation consultant, annually reviews the list of our peer group companies and the criteria and data used in compiling the list, and considers modification to the group.

Annual Performance Reviews

Jonah Shacknai, our Chairman and Chief Executive Officer, recommends to the Compensation Committee proposed adjustments to salaries and bonuses for each executive officer other than himself. Each executive provides

Mr. Shacknai with a written assessment of his performance during the year, which includes an assessment of the executive’s performance in each of the key areas for which individual objectives were established, as well as other significant accomplishments during the year. Mr. Shacknai’s recommendations to the Compensation Committee are based in part on this written assessment of each executive’s performance during the year, discussions between Mr. Shacknai and each executive, and Mr. Shacknai’s observations of the executive’s performance during the year. Mr. Shacknai also reviews the data presented by the compensation consultant in making his recommendations.

Mr. Shacknai also prepares a written summary of our annual performance addressing such areas as financial results, product development and sales, research and development programs and accomplishments, corporate development activities, and organizational staffing and employee development. The Compensation Committee utilizes this information along with their own observations and assessments of Mr. Shacknai’s performance to evaluate his performance. The Compensation Committee also utilizes data provided by the independent compensation consultant in recommending adjustments to Mr. Shacknai’s compensation.

Components of Compensation

During the 2006 fiscal year, our executive officers’ compensation was composed of base salary, annual performance-based cash bonuses and restricted stock and, in the case of our Chief Executive Officer, the addition of stock options. In addition, certain perquisites valued under $10,000 in the aggregate were also provided to certain named executives during the year.

Base Salary

Base salaries support our security objective by providing our executive officers with a degree of financial certainty and stability that is independent of our performance. In order to attract and retain high-performing executive talent the Compensation Committee believes it is important to provide opportunity for base salaries that are at or above the 75th percentile to the salaries being paid by our peer group companies. At the commencement of each year, the Compensation Committee reviews and determines the salaries of our Chief Executive Officer and other named executive officers. Salaries are also reviewed in the case of new hires, promotions or other significant changes in responsibilities. In each case, the salary of an executive officer is determined by the scope and impact of the position to the company, individual experience, talents and expertise, tenure with the company, cumulative contribution to our success, and individual performance as it relates to effort and achievement of progress toward particular objectives for the executive officer and to our immediate and long-term goals. The Compensation Committee also receives market data from our compensation consultant and reviews information gathered as to peer group companies in our industry. The Compensation Committee targets base salaries for our executive officers above the 75th percentile. No salary changes were made at the commencement of 2006 since base salaries were positioned at or above the 75th percentile. Mr. Cooper’s salary was increased in May 2006 by 10.6% in connection with organizational changes within Medicis and to bring his salary more closely in line with the 75th percentile of the peer group based on his new responsibilities.

Annual Performance-Based Cash Bonuses

The primary purpose of our annual performance-based cash bonuses is to motivate our executive officers to meet or exceed our annual business and financial objectives.

In July 2005, the Compensation Committee adopted a cash bonus program for our named executive officers in which the payment of cash bonus awards is contingent upon us achieving specified performance goals pre-established by the Compensation Committee and the individual achieving pre-established individual performance objectives. This program is implemented under our 2006 Incentive Award Plan and is intended to provide “performance-based” compensation under Internal Revenue Code Section 162(m).

For the performance period beginning January 1, 2006 and ending December 31, 2006, the Compensation Committee approved a target bonus opportunity for our Chief Executive Officer equal to 90% of his salary, and for each of our Executive Vice Presidents, including each of our other named executive officers, a target bonus opportunity equal to 75% of his salary, as in effect on the last day of the performance period. Bonus payments could range from 0% to 200% of the target bonus opportunity. Thus, the maximum bonus award for the Chief Executive Officer could be 180% of his salary and the maximum bonus award for each Executive Vice President could be 150% of his salary; provided, that in no event could any executive officer receive a bonus in excess of $2,000,000.

The performance goals for the 2006 fiscal year were net revenue targets and EBITDA targets, which were weighted equally. We believe these are the most appropriate performance goals as they best align the executive’s objectives with that of the annual and long-term interests of the corporation and its stockholders. In February 2006, after consulting with senior management and taking into account our business plan, the Compensation Committee set target net revenue for fiscal 2006 at $344.5 million and target EBITDA for fiscal 2006 at $121.6 million. Actual performance against targets were to be adjusted to eliminate: (i) the impact of Financial Accounting Standard 123R; (ii) the impact of non-budgeted expenses associated with business development transactions and the impact of related ongoing expenses on EBITDA; (iii) the impact of subsequent accounting changes required by GAAP; (iv) the impact of any litigation or regulatory settlements; and (v) the impact of all subsequent other charges for restructuring, extraordinary items, discontinued operations, non-recurring items such as midyear strategic decisions intended to enhance future performance and long-term shareholder value and the cumulative affect of accounting changes required by Generally Accepted Accounting Principles (“GAAP”), each as defined in GAAP. Our reported GAAP numbers will differ from the numbers used to determine our performance relative to targets established by the Compensation Committee due to these adjustments. A reconciliation is provided to and approved by the Compensation Committee in connection with the approval of the bonuses payable. For 2006, adjustments totaling $231.4 million were added back to the reported loss before interest, tax, depreciation and amortization (EBITDA loss) of $113.7 million yielding an adjusted EBITDA total of $117.7 million. Components of the adjustments included $140.6 million associated with business development transactions completed in 2006 and ongoing expenses thereto, $52.6 million associated with the expensing of asset impairments required by GAAP, $26.2 million associated with FAS 123R expenses, and $12.0 million associated with legal settlements. No adjustments were made to the EBITDA total for expenses incurred in 2006 relating to strategic recommendations made by management and approved by the board of directors during 2006 which we believe will have a long-term benefit to shareholders including, but not limited to, the expansion in the aesthetic sales force and costs associated with direct to consumer programs for RESTYLANE. No adjustments were made to the reported revenue amount.

No bonus was payable under the 2006 bonus program if our actual performance was less than 70% of the net revenue target, and less than 70% of the EBITDA target. The percentage performance for each performance criteria (i.e., net revenue and EBITDA) is then averaged to determine the maximum percent of target bonus payable. At 70% of target performance, a maximum of 50% of target bonus opportunity is payable, at 100% of target performance, a maximum of 100% of target bonus opportunity is payable, and at 130% or greater of target performance, a maximum of 200% of target bonus opportunity is payable. The actual cash bonus payable is then determined based on attainment of certain pre-established individual performance objectives, subject to the maximum awards payable based on our performance, as discussed above. The individual performance objectives for our executive officers were as follows:

Individual Bonus Objectives

Jonah Shacknai Chairman and Chief Executive Officer	65% financial/strategic performance	25% product development	10% customer and board relations
Mark A. Prygocki Executive VP, Chief Financial Officer	45% financial strategy and business development	45% financial transparency within the company and budget performance	10% customer relations
Richard J. Havens Executive VP, Sales and Marketing	50% prescription revenue targets	30% customer relations	20% business development
Joseph P. Cooper Executive VP, Corporate and Product Development	70% business development	20% legal	10% customer relations
Mitchell S. Wortzman Executive VP, Chief Scientific Officer	40% development milestones	30% business development	30% customer relations

Bonuses were paid in March 2007 after the Compensation Committee certified 2006 performance and adjustments to GAAP numbers as described above. Company fiscal performance resulted in 98% of target bonus opportunity payable. Actual bonuses averaged 98% of the individual’s target bonus opportunity since each executive achieved 100% of his performance objectives for the year.

The Compensation Committee adopted a substantially similar bonus program for the named executive officers for the 2007 fiscal year, employing revised net revenue and EBITDA targets and more detailed individual performance goals. Commencing with fiscal 2007, all other employees will participate in an annual performance based incentive program that will include similar company financial performance objectives and appropriate individual or department objectives.

Long-term Equity Incentive Awards

The Compensation Committee believes it is essential to provide equity compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders. Additionally, we do not offer our executives other long-term deferred compensation or pension benefits, and the absence of such typical retirement benefits is factored into our decisions regarding equity awards given to our executives.

At the commencement of each year, after reviewing the proposals provided by our Chief Executive Officer, considering executive performance and tenure with the company, and reviewing the one year and three year average grant practices of peer group companies, the Compensation Committee determines the long-term incentive equity awards for our executive officers and employees, other than our Chief Executive Officer, whose grant amount is fixed by his employment agreement. Our Chief Executive Officer has voluntarily lowered his grant, as compared to his contracted amount, in order to supplement the number of shares available to grant to a broader group of high-performing senior management, professional and sales employees. The Compensation Committee has recently provided long-term compensation to the executives at a level below the 75th percentile of our peer group companies in order to supplement the number of shares available to grant to a broader group of high-performing senior management, professional, and sales employees. In July 2005, in light of the adoption of FAS 123R and industry trends, the Compensation Committee determined to reduce the number of option grants from recent years and to supplement such grants with restricted stock awards. Restricted stock awards enable us to more effectively balance the impact of dilution and expensing requirements, while still providing a competitive form of compensation to our executive officers. Data from our peer group also indicates a shift in practice to include restricted stock in their equity grants. For 2006, all of our named executive officers, other than our Chief Executive Officer, received only restricted stock awards. In accordance with the negotiated terms of his employment agreement, our Chief Executive Officer received non-qualified stock options and restricted stock awards. Under the terms of his employment agreement, our Chief Executive Officer is entitled to receive a grant of 25,200 shares of restricted stock and options to purchase at least 126,000 shares of our common stock. In 2006, Mr. Shacknai voluntarily agreed to receive 6,125 shares of restricted stock and 30,625 options, which is less than that to which he was entitled to receive under the terms of his employment agreement. The awards granted in 2006 to Mr. Shacknai and the other named executive officers reflect performance for the six-month period from July 1-December 31, 2005 as a result of our transition to a January 1 fiscal year cycle. All equity awards granted in February 2007 to named executive officer, including our Chief Executive Officer, were issued in the form of restricted stock.

The stock option and restricted stock awards granted to our Chief Executive Officer vest in three equal annual installments commencing on the first anniversary of the grant date, as provided in his employment agreement. The stock option and restricted stock awards granted to our other named executive officers generally vest over a five year period from the grant date as follows: Year 1, 10%; Year 2, 10%; Year 3, 20%; Year 4, 30%; and Year 5, 30%. We believe that the five-year vesting schedule, with 60% of the awards vesting in the last two years, aligns executives with stockholders in achieving long-term objectives for the company and facilitates executive retention. Vesting of our executive officers’ options and restricted stock terminates upon a termination of employment and is accelerated in certain circumstances upon a termination of employment as described under “Severance and Change of Control Arrangements” below. The 2006 grant of options have a term of 7 years and an exercise price equal to the closing sale price of our stock on the NYSE on the grant date.

Policies and Practices with Respect to Equity Compensation Award Determinations.

During 2006, the Compensation Committee delegated to our Chief Executive Officer and our Chief Financial Officer, or either of them, the authority to award not more than 83,000 options to purchase shares to our employees who are not executive officers. No awards were granted pursuant to this authority. For the 2007 fiscal year, the Compensation Committee delegated to our Chief Executive Officer, as a subcommittee of the board, the authority to grant equity awards to non-executives, although such authority is limited to 5,000 restricted shares or 10,000 options per participant and 40,000 restricted shares in the aggregate and options to purchase 80,000 shares of stock in the aggregate. In addition, all options must have an exercise price equal to the closing sale price of our stock on the NYSE on the date of grant and have must have a term not longer than 10 years. All such awards must vest as follows: Year 1, 10%; Year 2, 10%; Year 3, 20%; Year 4, 30%; and Year 5, 30%, and be subject to our standard terms and conditions for such award.

Equity awards granted in 2006 to current executive officers, including each of the named executive officers, were made on one occasion only, during a regularly scheduled meeting of the Compensation Committee held on February 7, 2006. Thus these awards had a grant date of February 7, 2006, and, for options granted to our Chief Executive Officer, an exercise price equal to the closing sale price of our common stock on such date. In February, 2007 the Compensation Committee approved a formal policy for the grant of equity awards. Under this policy, equity awards generally will be granted at a quarterly Compensation Committee meeting, which grants will be effective (the grant date) on the 5th business day following the announcement of our results for such quarter or annual period. Equity awards also may be granted as of a specified future date or upon the occurrence of a specified and objectively determinable future event, such as an individual’s commencement of employment or promotion. Awards of restricted stock and options when so approved will be expressed in dollar valuations and the actual number of shares of restricted stock and number of option shares will be determined on the grant date based on the closing price of our common stock on the NYSE on such grant date. As with our current practice, all options will have an exercise price no less than the closing price of our common stock on the grant date.

Stock Ownership Guidelines.

On July 21, 2005, in connection with the Compensation Committee’s review of the compensation packages paid to our executive officers, the Compensation Committee implemented stock ownership guidelines for ownership of our equity by our executives. In accordance with these guidelines, our Chief Executive Officer must maintain market value of equity ownership equal to eight times his base salary. Each of our Executive Vice Presidents must maintain market value of equity ownership equal to four times the person’s base salary. Each executive will have a five-year period that commenced on August 1, 2005, to accumulate ownership of their required multiple of their base salary as follows:

•	50% of the respective required market value by August 1, 2008;

•	75% of the respective required market value by August 1, 2009; and

•	100% of the respective required market value by August 1, 2010.

In order to determine progress toward these ownership objectives, annual base salary as of August 1st of each year is compared to each executive’s accumulated ownership on August 1st based on a share price equal to the average closing price of the previous 30 trading days.

For an executive hired after August 1, 2005, the five-year period during which the executive must accumulate ownership will be measured from the executive’s date of hire, with the ownership requirements noted above occurring on the third, fourth and fifth year anniversaries of the date of hire.

Only shares as to which the executive has voting rights are counted toward the satisfaction of the guidelines. Thus, shares of restricted stock, whether or not vested, count in satisfying these guidelines, while shares underlying options, whether vested or not, do not count. Once in compliance with the respective market values, fluctuations in stock prices during blackout periods would not cause the executive officer to be out of compliance with this policy.

Perquisites and Other Benefits

We also provide other benefits to our executive officers that are not tied to any formal individual or company performance criteria and are intended to be part of a competitive overall compensation program. We offer to all full and part-time employees a medical plan, dental plan, vision plan and life and disability insurance plans, for which our executive officers are provided the same benefits and are charged the same rates as all other employees. Certain other perquisites valued at less than $10,000 in the aggregate were provided to certain named executive officers during the year.

Retirement Plans

We have no defined benefit or defined contribution retirement plans other than the Medicis Pharmaceutical Corporation 401(k) Employee Savings Plan established under Section 401(k) of the Internal Revenue Code of 1986, as amended. Contributions to the 401(k) plan are voluntary and all employees who are at least 21 years of age are eligible to participate. Approximately 75% of our eligible employees participate in this plan. The 401(k) plan permits us to match employee contributions, and we began making matching contributions in April 2002, at 50% of the first 3% of gross pay that each employee contributes to the plan. Effective as of April 1, 2006, our matching contributions made to all employees increased to 50% of the participant’s elective deferrals up to 6% of the total compensation. The 401(k) plan also allows us to make profit sharing contributions to the plan to be distributed among eligible plan participants on a prorated basis. The amount of profit sharing contributions and employer matching contributions paid to named executive officers are shown in the Summary Compensation Table

Severance and Change of Control Arrangements

Jonah Shacknai, our Chief Executive Officer

In July 1996, we entered into an employment agreement with Mr. Shacknai. This agreement provides Mr. Shacknai with, among other things, varying severance payments and benefits (including tax gross up payments) upon termination of employment (a) by Mr. Shacknai for good reason, (b) by us without cause, (c) following a change in control under certain circumstances, and (d) upon death or disability. The agreement was amended in December 2005, renewing the agreement for a six-year period continuing until December 31, 2011, subject to certain automatic renewal provisions. The Compensation Committee renewed this agreement in December 2005 in recognition of the important contributions and leadership provided by Mr. Shacknai. The other amendments to the agreement include (a) providing that Mr. Shacknai may work a minimum of four days per work week, including time worked at home, (b) establish his salary at the rate then in effect, (c) increased payments upon death or disability from 12 months of salary to 24 months of salary and (d) provisions enabling compliance of the agreement with Internal Revenue Code Section 409A. These amendments were approved after considering Mr. Shacknai’s performance and contributions to our success and also to comply with regulatory changes.

Other Named Executive Officers.

Executive Retention Plan.  Since April 1, 1999, we have maintained the Medicis Pharmaceutical Corporation Executive Retention Plan. The purpose of the retention plan is to facilitate the exercise of best judgment in the event of an anticipated change in control and improve our recruitment and retention of key employees. Pursuant to the retention plan, certain key employees, including all named executive officers, will receive a benefit allowance (including tax gross up payments) upon an involuntary termination other than for good cause that occurs within 24 months following a change in control. Mr. Shacknai does not participate in the Executive Retention Plan due to the terms of his employment agreement covering certain terminations following a change in control.

The Compensation Committee believes that the double trigger requirement in the Executive Retention Plan and in Mr. Shacknai’s agreement maximizes stockholder value because it prevents an unintended windfall to management in the event of a friendly (non-hostile) change in control.

Employment and Severance Agreements.  Based upon the recommendation of our Chief Executive Officer and after consultation with an independent consulting organization regarding competitive practices, the Compensation Committee approved employment agreements effective as of July 25, 2006 with each of our Executive Vice

Presidents other than Mr. Cooper. Mr. Cooper, our Executive Vice President, Corporate and Product Development, declined to enter into the agreement, and the agreement is no longer available to him. These agreements provide severance payments and benefits to our named executive officers in the event of termination of employment (a) by the executive for good reason, (b) by us without cause, (c) following a change in control under certain circumstances, and (d) upon death or disability. The material terms of these agreements are similar. The Compensation Committee believes that it was important for the executive officers to have severance packages as part of their stable package of benefits and to provide more parity between the total compensation payable to the Chief Executive Officer and the other executive officers. The agreements provide a lower level of benefits than provided to our Chief Executive Officer, which level of benefits is based in part on market data concerning peer company practices provided by our compensation consultant. All severance payments and benefits are subject to the executive executing a general release in favor of Medicis and agreeing to not compete with us for a specified time period following termination.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation paid to certain executive officers, to the extent compensation exceeds $1 million per officer in any year. However, performance-based compensation is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals the committee that establishes such goals consists only of “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant.

All members of our Compensation Committee are intended to qualify as “outside directors” for purposes of Section 162(m). The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. The bonuses paid to the executive officers for the 2006 performance period and option grants are intended to be “performance based compensation” under Section 162(m), while restricted stock awards currently do not qualify as performance-based compensation since their vesting is tied to service with us. The Compensation Committee will continue to review the effects of its compensation programs with regard to Internal Revenue Code Section 162(m). While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

Sections 4999 of the Internal Revenue Code imposes a 20% excise tax on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if he receives payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base amount. Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payments is disallowed under Section 280G. If we were to be subject to a change in control, certain amounts received by our executives could be deemed excess parachute payments. As discussed above, we provide our executive officers with tax gross up payments in the event of a change in control to fully compensate them for the 20% excise tax and any additional taxes resulting from such tax gross-up payment. We believe this is important and reasonable as it is competitive with provisions offered to executives in the industry.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the year ended December 31, 2006:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

Jonah Shacknai	2006	$1,020,000	$379,541	$2,952,285	$895,050	$8,420	$5,255,296
Chairman of the Board,
Chief Executive Officer
Joseph P. Cooper	2006	408,192	158,565	582,521	310,781	11,720	1,471,779
Executive Vice President,
Corporate and Product Development
Richard J. Havens	2006	448,000	119,156	629,116	327,600	11,720	1,535,592
Executive Vice President,
Sales and Marketing
Mark A. Prygocki	2006	496,000	141,689	837,879	362,700	8,420	1,846,688
Executive Vice President,
Chief Financial Officer
Mitchell S. Wortzman, Ph.D.	2006	380,800	119,156	629,116	278,460	11,267	1,418,799
Executive Vice President
and Chief Scientific Officer

(1)	Includes salary deferred under our 401(k) Employee Savings Plan otherwise payable in cash during the year.

(2)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2006 related to the grants of restricted stock in fiscal year 2006 and prior fiscal years, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 2 to our 2006 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2006; excluding any assumptions for forfeitures. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

		Number
		Shares of	2006 Fiscal Year
Named Executive Officer	Grant Date	Stock	Compensation Cost

Mr. Shacknai	February 7, 2006	6,125	54,914
	July 21, 2005	25,200	271,996
	July 24, 2001	20,000	52,631
Mr. Cooper	February 7, 2006	5,500	29,598
	July 21, 2005	5,700	36,927
	March 3, 2003	20,000	92,040
Mr. Havens	February 7, 2006	5,500	29,598
	July 21, 2005	5,700	36,927
	July 24, 2001	20,000	52,631
Mr. Prygocki	February 7, 2006	7,400	39,822
	July 21, 2005	7,600	49,236
	July 24, 2001	20,000	52,631
Dr. Wortzman	February 7, 2006	5,500	29,598
	July 21, 2005	5,700	36,927
	July 24, 2001	20,000	52,631

(3)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2006 related to the grants of stock options in fiscal year 2006 and prior fiscal years, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 2 to our 2006 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31,

2006; excluding any assumptions for forfeitures. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

			Number of
		Exercise	Shares of Stock	2006 Fiscal Year
Named Executive Officer	Grant Date	Price	Underlying Options	Compensation Cost

Mr. Shacknai	February 7, 2006	$30.05	30,625	$122,039
	July 21, 2005	$32.41	126,000	634,616
	July 16, 2004	$38.45	280,000	1,481,452
	July 31, 2003	$29.20	280,000	714,178
Mr. Cooper	July 21, 2005	$32.41	28,500	86,158
	July 16, 2004	$38.45	63,000	202,807
	July 31, 2003	$29.20	63,000	165,965
	March 3, 2003	$23.01	63,000	127,591
Mr. Havens	July 21, 2005	$32.41	28,500	86,158
	July 16, 2004	$38.45	63,000	202,807
	July 31, 2003	$29.20	63,000	165,965
	July 11, 2002	$18.33	63,000	101,585
	July 17, 2001	$26.95	63,000	72,601
Mr. Prygocki	July 21, 2005	$32.41	38,000	114,877
	July 16, 2004	$38.45	84,000	270,409
	July 31, 2003	$29.20	84,000	221,287
	July 11, 2002	$18.33	84,000	134,504
	July 17, 2001	$26.95	84,000	96,802
Mr. Wortzman	July 21, 2005	$32.41	28,500	86,158
	July 16, 2004	$38.45	63,000	202,807
	July 31, 2003	$29.20	63,000	165,965
	July 11, 2002	$18.33	63,000	101,585
	July 17, 2001	$26.95	63,000	72,601

(4)	Represents actual bonuses earned under the Annual Performance Based Cash Bonus Program for 2006, based on our achieving 101.4% against target for the net revenue performance goal and 97.6% against target for the EBITDA performance goal, as adjusted in accordance with the terms of the plan, and also based on achievement of 100% of targeted individual goals. See footnote 1 to “Grant of Plan Based Awards” and “Compensation Discussion and Analysis — Annual Performance Based Cash Bonuses” for a more complete description of the 2006 bonus program.

(5)	The amounts shown include matching and discretionary contributions made under our 401(k) Plan and life insurance premiums as follows. With respect to Mr. Shacknai, the life insurance premium reflected below does not include a $655 premium paid on a term life insurance policy of which Medicis is the sole beneficiary.

		401(k) Plan
		Company	Life Insurance
Named Executive Officer	Year	Contributions	Premiums

Jonah Shacknai	2006	$7,340	$1,080
Joseph P. Cooper	2006	10,640	1,080
Richard J. Havens	2006	10,640	1,080
Mark A. Prygocki	2006	7,340	1,080
Mitchell S. Wortzman	2006	10,187	1,080

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2006:

					All Other	All Other
					Stock	Option	Exercise
					Awards:	Awards:	or Base	Grant Date
					Number of	Number of	Price of	Fair Value of
					Shares of	Securities	Option	Stock and
	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	Awards	Option
Name	Date	Threshold	Target	Maximum	Units(2)	Options(3)	($/Sh)	Awards(4)(5)

Jonah Shacknai	2/7/2006				6,125			$184,056
	2/7/2006					30,625	$30.05	$409,037
	3/12/2006	$459,000	$918,000	$1,836,000
Joseph P. Cooper	2/7/2006				5,500			$165,275
	3/12/2006	$159,375	$318,750	$637,500
Richard J. Havens	2/7/2006				5,500			$165,275
	3/12/2006	$168,000	$336,000	$672,000
Mark A. Prygocki	2/7/2006				7,400			$222,370
	3/12/2006	$186,000	$372,000	$744,000
Mitchell S. Wortzman	2/7/2006				5,500			$165,275
	3/12/2006	$142,800	$285,600	$571,200

(1)	Represents potential payouts under our annual performance based cash bonus program for fiscal 2006. The performance goals for the 2006 fiscal year were net revenue targets and EBITDA targets, which were weighted equally. Target net revenue for fiscal 2006 was set at $344.5 million and target EBITDA for fiscal 2006 was set at $121.6 million. Actual performance against targets were adjusted to eliminate the effects of certain accounting adjustments, extraordinary expenses and litigation costs. No bonus was payable if our actual performance was less than 70% of the net revenue target, and less than 70% of the EBITDA target. The percentage performance for each performance criteria (i.e., net revenue and EBITDA) is then averaged to determine the maximum percent of target bonus opportunity payable. At 130% or greater of target performance, a maximum of 200% of target bonus opportunity is payable. Target bonus opportunity is expressed as a percentage of base salary, ranging from 50% to 90% of base salary. The Compensation Committee also reviews individual performance against pre-established individual performance objectives in determining the final bonus payable. See “Compensation Discussion and Analysis — Annual Performance Based Cash Bonuses” for a more complete description of the 2006 bonus program. The bonuses actually paid under the 2006 bonus program are reflected in the Summary Compensation Table.

(2)	The shares of restricted stock are granted in the first quarter of each fiscal year based on performance in the prior fiscal year. Since we changed our fiscal year end from July 31 to December 31, effective with the fiscal year ended December 31, 2006, the shares of restricted stock granted in February 2006 and shown in the table were granted based on the transitional period of July 31, 2005 to December 31, 2005, and thus generally represent one half of a normal annual grant. The restricted stock issued to Mr. Shacknai vest in a series of equal annual installments over the three-year period beginning on the date of grant, subject to his continuous employment with us. Mr. Shacknai’s restricted stock was granted pursuant to the terms of his amended employment agreement that provides for the annual grant of 25,200 shares of restricted stock, but Mr. Shacknai voluntarily agreed to reduce the grant amount to 6,125 shares of restricted stock. The restricted stock granted to the other named executive officers vest in a series of annual installments over the five-year period beginning on the date of grant, subject to continuous employment with us, as follows: Year 1 — 10%; Year 2 — 10%; Year 3 — 20%; Year 4 — 30%; and Year 5 — 30%. Restricted stock is subject to forfeiture upon termination of employment and may not be transferred until vested. Holders of restricted stock have full voting and dividend rights with respect to the shares. No payment is made for the restricted stock.

(3)	Options are granted in the first two months of each fiscal year based on performance in the prior fiscal year. Since we changed our fiscal year end from July 31 to December 31, effective with the fiscal year ended December 31, 2006, the options granted in February 2006 and shown in the table were granted based on the transitional period of July 31, 2005 to December 31, 2005, and thus generally represent one half of a normal annual grant. The options were granted on the date that the Compensation Committee met to make the awards, and the exercise price equals the closing price of a share of our common stock on such date. These options were granted under our 2004 Stock Incentive Award Plan and have a term of seven years, subject to earlier termination if the optionee ceases employment with us. The vested options are exercisable following termination of employment for ninety days, unless the termination is due to death or disability, in which the option is exercisable for six months and one year, respectively. Mr. Shacknai’s options vest in three equal annual installments commencing on the first anniversary of grant date. Mr. Shacknai’s options were granted pursuant to the terms of his amended employment agreement that provides for the annual grant of options to purchase 126,000 shares, but Mr. Shacknai voluntarily agreed to reduce the grant amount to 30,625 option shares. The other executive officer’s options generally vest in the following annual installments: 10% on each of the first and second anniversaries of the grant date; 20% on the third anniversary of the grant date; and 30% on each of the fourth and fifth anniversaries of the grant date.

(4)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Financial Accounting Standards No. 123R. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $30.05; exercise price of option, $30.05; expected stock volatility, 0.36; risk-free interest rate, 4.5% (based on the 10-year treasury bond rate); expected life, seven years; dividend yield, 0.4%.

(5)	The dollar value of the stock shown represents the grant date fair value as prescribed under Financial Accounting Standards No. 123R, based on the market price of the stock on the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2006:

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price	Date	Vested(2)	Vested(3)

Jonah Shacknai	0	30,625	$30.05	2/07/2013	22,925	$805,355
	42,000	84,000	$32.41	7/21/2015
	186,666	93,334	$38.45	7/16/2014
	280,000	0	$29.20	7/31/2013
	280,000	0	$18.33	7/11/2012
	280,000	0	$26.95	7/17/2011
	400,000	0	$27.63	7/25/2010
	354,910	0	$11.00	7/29/2009
Joseph P. Cooper	2,850	25,650	$32.41	7/21/2015	26,630	$935,512
	12,600	50,400	$38.45	7/16/2014
	25,200	37,800	$29.20	7/31/2013
	0	63,000	$23.01	3/03/2013
Richard J. Havens	2,850	25,650	$32.41	7/21/2015	10,630	$373,432
	12,600	50,400	$38.45	7/16/2014
	25,200	37,800	$29.20	7/31/2013
	31,500	18,900	$18.33	7/11/2012
	50,400	0	$26.95	7/17/2011
	36,000	0	$27.63	7/25/2010
Mark A. Prygocki(4)	3,799	34,201	$32.41	7/21/2015	14,240	$500,251
	16,800	67,200	$38.45	7/16/2014
	29,757	50,400	$29.20	7/31/2013
	46,327	25,202	$18.33	7/11/2012
	67,591	0	$26.95	7/17/2011
	72,822	0	$27.63	7/25/2010
	12,953	0	$11.00	7/29/2009
Mitchell S. Wortzman	2,850	25,650	$32.41	7/21/2015	10,630	$373,432
	12,600	50,400	$38.45	7/16/2014
	25,200	37,800	$29.20	7/31/2013
	44,100	18,900	$18.33	7/11/2012
	63,000	0	$26.95	7/17/2011
	90,000	0	$27.63	7/25/2010
	9,100	0	$11.00	7/29/2009
	8,386	0	$11.92	7//31/2008

(1)	The table below shows the vesting schedules relating to the option awards which are represented in the above table by their expiration dates.

Option Awards Vesting Schedule
Name	Expiration Date	Grant Date	Vesting Schedule

Jonah Shacknai	2/07/2013	2/07/2006	10,208 shares	—	2/07/2007
			10,208 shares	—	2/07/2008
			10,209 shares	—	2/07/2009
	7/21/2015	7/21/2005	42,000 shares	—	7/21/2007
			42,000 shares	—	7/21/2008
	7/16/2014	7/16/2004	93,334 shares	—	7/16/2007
Joseph P. Cooper	7/21/2015	7/21/2005	2,850 shares	—	7/21/2007
			5,700 shares	—	7/21/2008
			8,550 shares	—	7/21/2009
			8,550 shares	—	7/21/2010
	7/16/2014	7/16/2004	12,600 shares	—	7/16/2007
			18,900 shares	—	7/16/2008
			18,900 shares	—	7/16/2009
	7/31/2013	7/31/2003	18,900 shares	—	7/31/2007
			18,900 shares	—	7/31/2008
	3/03/2013	3/03/2003	31,500 shares	—	3/03/2007
			31,500 shares	—	3/03/2008
Richard J. Havens	7/21/2015	7/21/2005	2,850 shares	—	7/21/2007
			5,700 shares	—	7/21/2008
			8,550 shares	—	7/21/2009
			8,550 shares	—	7/21/2010
	7/16/2014	7/16/2004	12,600 shares	—	7/16/2007
			18,900 shares	—	7/16/2008
			18,900 shares	—	7/16/2009
	7/31/2013	7/31/2003	18,900 shares	—	7/31/2007
			18,900 shares	—	7/31/2008
	7/11/2012	7/11/2002	18,900 shares	—	7/11/2007
Mark A. Prygocki	7/21/2015	7/21/2005	3,800 shares	—	7/21/2007
			7,600 shares	—	7/21/2008
			11,400 shares	—	7/21/2009
			11,401 shares	—	7/21/2010
	7/16/2014	7/16/2004	16,800 shares	—	7/16/2007
			25,200 shares	—	7/16/2008
			25,200 shares	—	7/16/2009
	7/31/2013	7/31/2003	25,200 shares	—	7/31/2007
			25,200 shares	—	7/31/2008
	7/11/2012	7/11/2002	25,202 shares	—	7/11/2007
Mitchell S. Wortzman	7/21/2015	7/21/2005	2,850 shares	—	7/21/2007
			5,700 shares	—	7/21/2008
			8,550 shares	—	7/21/2009
			8,550 shares	—	7/21/2010
	7/16/2014	7/16/2004	12,600 shares	—	7/16/2007
			18,900 shares	—	7/16/2008
			18,900 shares	—	7/16/2009
	7/31/2013	7/31/2003	18,900 shares	—	7/31/2007
			18,900 shares	—	7/31/2008
	7/11/2012	7/11/2002	18,900 shares	—	7/11/2007

(2)	The table below shows on a grant-by-grant basis the vesting schedules relating to the stock awards which are represented in the above table in the aggregate.

Stock Awards Vesting Schedule
Name	Grant Date	Vesting Schedule

Jonah Shacknai	2/07/2006	2,041 shares	—	2/07/2007
		2,042 shares	—	2/07/2008
		2,042 shares	—	2/07/2009
	7/21/2005	8,400 shares	—	7/21/2007
		8,400 shares	—	7/21/2008
Joseph P. Cooper	2/07/2006	550 shares	—	2/07/2007
		550 shares	—	2/07/2008
		1,100 shares	—	2/07/2009
		1,650 shares	—	2/07/2010
		1,650 shares	—	2/07/2011
	7/21/2005	570 shares	—	7/21/2007
		1,140 shares	—	7/21/2008
		1,710 shares	—	7/21/2009
		1,710 shares	—	7/21/2010
	3/03/2003	6,000 shares	—	3/03/2007
		10,000 shares	—	3/03/2008
Richard J. Havens	2/07/2006	550 shares	—	2/07/2007
		550 shares	—	2/07/2008
		1,100 shares	—	2/07/2009
		1,650 shares	—	2/07/2010
		1,650 shares	—	2/07/2011
	7/21/2005	570 shares	—	7/21/2007
		1,140 shares	—	7/21/2008
		1,710 shares	—	7/21/2009
		1,710 shares	—	7/21/2010
Mark A. Prygocki	2/07/2006	740 shares	—	2/07/2007
		740 shares	—	2/07/2008
		1,480 shares	—	2/07/2009
		2,220 shares	—	2/07/2010
		2,220 shares	—	2/07/2011
	7/21/2005	760 shares	—	7/21/2007
		1,520 shares	—	7/21/2008
		2,280 shares	—	7/21/2009
		2,280 shares	—	7/21/2010
Mitchell S. Wortzman	2/07/2006	550 shares	—	2/07/2007
		550 shares	—	2/07/2008
		1,100 shares	—	2/07/2009
		1,650 shares	—	2/07/2010
		1,650 shares	—	2/07/2011
	7/21/2005	570 shares	—	7/21/2007
		1,140 shares	—	7/21/2008
		1,710 shares	—	7/21/2009
		1,710 shares	—	7/21/2010

(3)	Represents the closing price of a share of our common stock on December 29, 2006 ($35.13) multiplied by the number of shares that have not vested.

(4)	Number of options reported excludes 81,962 vested options and 11,340 unvested options transferred to Mr. Prygocki’s former spouse in connection with a divorce settlement as reported on Form 4 filed with the Securities and Exchange Commission on July 2, 2004.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2006. The vesting of stock awards does not indicate the sale of stock by a named executive officer. None of our named executive officers exercised any stock options during the fiscal year ended December 31, 2006.

	Stock Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting	Vesting(1)

Jonah Shacknai	18,400	$460,432
Joseph P. Cooper	4,570	127,416
Richard J. Havens	10,570	266,796
Mark A. Prygocki	10,760	271,495
Mitchell S. Wortzman	10,570	266,796

(1)	Represents the closing market price of a share of our common stock the date of vesting multiplied by the number of shares that have vested.

Potential Payments Upon Termination or Change-in-Control

Equity Awards

Our equity incentive plans and award agreements evidencing options and shares of restricted stock granted to our employees, including our named executive officers, provide that all such options and shares of restricted stock shall vest in full upon a change of control. In general, change of control is defined as (i) the acquisition by any person or group of beneficial ownership of 25% or more of the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, (ii) certain changes in the composition of our board of directors, (iii) consummation by us of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, excluding those transactions where existing stockholders continue to hold more than 50% of the securities of the surviving entity, or (iv) a complete liquidation or dissolution of us or a sale of substantially all of our assets.

Jonah Shacknai, our Chairman and Chief Executive Officer

In July 1996, Medicis entered into an employment agreement with Mr. Shacknai to continue to serve as Chairman and Chief Executive Officer. The agreement was amended in December 2005, renewing the agreement for a six-year period commencing on January 1, 2006 and expiring on December 31, 2011. The agreement automatically renews for successive periods of five years, unless either party gives timely notice of an intention not to renew. Mr. Shacknai may terminate the employment agreement prior to the end of the term. The agreement provides that during his employment and for a period of one year following termination for reasons other than a change in control of Medicis, Mr. Shacknai will not engage in, consult with or be employed by any competing business (as defined). The agreement also contains customary non-solicitation provisions and provides for the transfer to Medicis of any intellectual property relating to its business.

Pursuant to the agreement, Mr. Shacknai will be entitled to receive certain severance benefits in the event of certain terminations of his employment. The actual level of benefits Mr. Shacknai would receive depends upon the circumstances surrounding his termination of employment, as follows:

•	In the event Medicis enters into an agreement relating to a change in control of Medicis, or a change in control of Medicis occurs, and Mr. Shacknai is not appointed as Chairman and Chief Executive Officer of the surviving entity (or to such other position as may be acceptable to Mr. Shacknai) and he resigns within the six months following the effective date of the change in control (which we refer to as a “change in control termination”), Mr. Shacknai will receive: (i) an amount equal to four times the sum of (A) his annual base salary at the highest rate in effect at any time during the twelve months preceding his termination, plus (B) the average annual bonus paid to him during the three years preceding his termination; plus, (ii) a pro rata bonus (calculated through the date of termination) based on his prior year’s bonus. In addition should any of the payments made pursuant to such termination subject Mr. Shacknai to excise taxes under Sections 280G and 4999 of the Internal Revenue Code, we will pay him a gross up payment to cover any such tax and related payments.

•	In a situation that does not qualify as a change in control termination, if Mr. Shacknai’s employment is terminated by Medicis for any reason other than for cause or due to his death or disability, or if Mr. Shacknai resigns for good reason (as defined) (which we refer to as an “involuntary/good reason termination”), he will be entitled to receive an amount equal to (i) a pro rata bonus (calculated through the date of termination) based on his prior year’s bonus, and (ii) the number of months remaining in the term of his employment agreement divided by twelve, multiplied by the sum of (A) his annual base salary at the highest rate in effect during the twelve months preceding his termination, plus (B) the average annual bonus paid to him during the three years preceding his termination. In no event, however, will Mr. Shacknai’s severance in these circumstances be less than (i) two times the sum of (A) his annual base salary at the highest rate in effect at any time during the twelve months preceding his termination, plus (B) the average annual bonus paid to him during the three years preceding his termination, plus (ii) an amount equal to 1/24 of the sum determined under (i) above, multiplied by each full year of service provided by Mr. Shacknai to us.

•	If Mr. Shacknai’s employment is terminated by his death, we will continue to pay his salary at the then-current rate to his estate for a period of twenty-four months following his death.

•	If Mr. Shacknai’s employment is terminated due to his disability, we will continue to pay his base salary, at the then-current rate for a period of twenty-four months following his termination, and 50% of that base salary for the balance of the term of his employment agreement, but in no event for an additional period of less than twelve months.

In the event of a termination of employment under any of the circumstances described above, all options then held by Mr. Shacknai will automatically vest upon such termination and will remain exercisable for their full term. If there is a change in control termination or an involuntary/good reason termination, we will pay Mr. Shacknai (i) a stipend of $75,000 annually for administrative support and services for a period of three years following his date of termination or, if longer, for the balance of the term of his employment agreement; and (ii) an amount necessary to offset any other damages Mr. Shacknai may suffer as a result of our termination of his employment including damages for any loss of benefits Mr. Shacknai would have received if he remained employed by us for the remainder of the term of his employment agreement and all legal fees and expenses incurred by Mr. Shacknai in contesting or disputing his termination or in seeking to obtain or enforce any right or benefit provided by his employment agreement. Given the contingent nature of any payments referenced in (ii) above, we have not valued them in the tables set forth below.

Unless Mr. Shacknai is terminated for cause or voluntarily resigns without good reason, we will provide for a period of four years following his date of termination, benefits under all employee benefit plans and programs in which he is entitled to participate immediately prior to his date of termination or, in the event his participation is not permitted under the terms of one or more of such plans and programs, benefits substantially similar to the benefits he would otherwise have been entitled to receive or the economic equivalent of such benefits. At the end of such period of coverage, Mr. Shacknai may choose to have assigned to him, without cost and without apportionment of prepaid premiums, any assignable insurance policy owned by us which relates to him specifically. Since July 2001, we have maintained a $1 million term life insurance policy, for which we pay $655 annually in premiums. In July 2011, the premiums increase to $16,285 per year.

Generally, all payments are lump sum payments payable within 30 days following termination. If we determine that any payments or benefits provided to Mr. Shacknai may become subject to additional tax under Section 409A of the Internal Revenue Code, we may delay any such payment for a period of up to six months after Mr. Shacknai’s termination of employment. Any such deferred amounts will receive interest.

For these purposes, change in control is defined as the entering into of an agreement to merge with, or to sell or otherwise dispose of all or substantially all of our assets or stock to, or the acquisition of us by, another corporation or entity. Good Reason is defined as (i) the failure to continue the appointment of Mr. Shacknai as our Chairman and Chief Executive Officer, (ii) the reduction of Mr. Shacknai’s annual salary below the minimum amount specified in the agreement ($1,020,000), (iii) the material diminishing of Mr. Shacknai’s duties or responsibilities as our Chairman and Chief Executive Officer, (iv) the assignment to Mr. Shacknai of duties and responsibilities inconsistent with his position as Chairman and Chief Executive Officer, or (v) the relocation of our headquarters, in connection with a change in ownership or control, of more than thirty miles.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to Mr. Shacknai under his employment agreement. The payments were determined presuming that the following events each occurred on December 29, 2006, the last business day of fiscal 2006: (a) a change in control and qualifying termination of employment, (b) a change in control, (c) an involuntary termination without cause or resignation for good reason, (d) death, (e) disability or (f) a voluntary termination with or without good reason. Excluded are benefits provided to all employees, such as accrued vacation, and benefits payable by third parties under our life and disability insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment Mr. Shacknai will receive the amounts reflected below:

	Change in		Involuntary/
	Control	Change in	Good Reason			Voluntary
Benefits and Payments upon Termination	Termination	Control	Termination	Death	Disability	Termination

Cash Severance(1)	$6,946,667	0	$8,683,333	$2,040,000	$3,570,000	0
Accelerated vesting of equity awards(2)	1,189,410	1,189,410	384,055	384,055	384,055	0
Value of continued participation in benefit plans(3)	397,862	0	397,862	85,522	397,862	365,880
Stipend for administrative support(4)	375,000	0	375,000	0	0	0
Gross Up for Excise Taxes(5)	0	0	0	0	0	0

Total:	8,908,939	1,189,410	9,840,250	2,509,577	4,351,917	365,880

(1)	In the case of a change in control termination, represents a sum equal to four times Mr. Shacknai’s highest base salary in the last twelve months and average annual bonus amounts paid in the prior three years. In the case of a an involuntary/good reason termination, represents a sum equal to five times Mr. Shacknai’s highest base salary in the last twelve months and average bonus amounts in prior three years, based on payment required for the balance of the contract term ending December 31, 2011. In the case of death, represents an amount equal to two times Mr. Shacknai’s current base salary. In the case of disability, represents an amount equal to 100% of Mr. Shacknai’s current base salary for 24 months and 50% of his base salary for the balance of the contract term ending December 31, 2011. Mr. Shacknai’s prorated bonus (calculated through the date of termination) is excluded from the table as the triggering event occurs on the last day of the performance period.

(2)	In the case of a change in control, with or without a termination, represents the intrinsic value of the accelerated vesting of restricted stock and stock options, based on the closing price of our common stock on December 29, 2006 of $35.13. In the case of an involuntary/good reason termination, death or disability, represents the intrinsic value of accelerated vesting of stock options only, based on the closing price of our common stock on December 29, 2006 of $35.13.

(3)	In the case of a voluntary termination, with or without good reason, represents an amount equal to medical and dental benefits that are payable for the life of Mr. Shacknai for himself, spouse and his dependant children until they reach the age of 23. The amount reflected assumes rates under COBRA.

(4)	In the case of a change in control termination or involuntary without/good reason termination, represents an annual stipend of $75,000 until the expiration of the contract term on December 31, 2011.

(5)	A “gross up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment” resulting from a change in control. Given Mr. Shacknai’s prior five year’s compensation history, there would not be deemed any excess parachute payment and thus no tax gross up amount would be payable. These determinations are based on our best estimate of the individual’s liabilities under of Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 29, 2006.

Other Named Executive Officers

Executive Retention Plan.  On March 2, 1999, our board of directors authorized and adopted the Medicis Pharmaceutical Corporation Executive Retention Plan, or retention plan, effective on April 1, 1999. The purpose of the retention plan is to facilitate the exercise of best judgment and improve our recruitment and retention of key employees. Pursuant to the retention plan, certain key employees will receive a benefit allowance upon any of the following (which we refer to as a “change in control termination”): (i) an involuntary termination other than for good cause, or a termination of employment for good reason, in either case, that occurs within 24 months following a change in control, (ii) termination of employment due to death or disability within 12 months following a change in control, or (iii) certain involuntary terminations other than for cause that occur prior to a change in control. Upon any such change in control termination, persons who report directly to our Chief Executive Officer, including each of our named executive officers, and such others as may be designated by our Chief Executive Officer, would receive a benefit allowance of two times base annual salary and bonus (defined as the highest bonus paid to the participant in any year during our last three fiscal years), and insurance and retirement benefit payments for two years, and certain other key employees designated by our Chief Executive Officer would receive a benefit allowance of one times base annual salary and bonus, and insurance and retirement benefit payments for one year. In addition, should any of the above payments subject any participant in the retention plan to excise taxes under Sections 280G and 4999 of the Internal Revenue Code, we will pay the participant, within thirty days of the payments triggering such taxes, a gross up payment to cover any such tax and related payments. The participants in the retention plan also will receive reimbursement of all legal fees and expenses incurred as a result of termination, including those incurred to obtain or enforce any right or benefit provided by the retention plan. Mr. Shacknai, our Chief Executive Officer, does not participate in the retention plan. All payments under the retention plan are made in a lump sum within 30 days of such termination.

For the purposes of the retention plan, change in control is defined as (i) the acquisition by any person or group of beneficial ownership of 25% or more of the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, (ii) certain changes in the composition of our board of directors, or (iii) consummation by us of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, excluding those transactions where existing stockholders continue to hold more than 75% of the securities of the surviving entity, no new security holder will hold 25% or more of the surviving entity and individuals who were part of our board prior to the transaction will constitute at least a majority of the directors after the transaction.

For purposes of the retention plan, good reason is defined as (i) the employee’s duties, responsibilities or authority being materially reduced or diminished, (ii) the employee’s compensation or benefits being reduced from the level existing at the effective time of the change in control, (iii) we reduce the potential earnings of the employee under any performance based incentive plan in effect immediately prior to the date of the change in control that is disproportionate to any other executive employed by us or a successor entity, (iv) we amend or terminate any performance-based bonus or incentive plan in effect immediately prior to the change in control, or (v) we require the employee’s principal place of employment to be greater than twenty-five miles from the employee’s principal place of employment on the date of the change in control.

Employment Agreements.  We entered into an employment agreement with each of our named executive officers, other than Mr. Shacknai and Mr. Cooper, in July 2006. As described above, we entered into an agreement with Mr. Shacknai in July 1996 and amended the agreement in December 2005. These agreements provide, in part, for the payment of certain severance benefits, as follows:

•	In the event of a termination of the executive’s employment by us due to death or disability, we will pay one year’s base compensation following such termination.

•	In the event of termination of the executive’s employment without cause or by executive for good reason (as such terms are defined) (which we refer to as “a without cause/good reason termination”) we will pay the sum of (i) two times the highest rate of such executive’s annual base compensation in effect during the three years preceding the effective date of termination, (ii) two times the highest annual bonus received by such executive for a twelve month fiscal or twelve month bonus year in the three years preceding the effective date of termination, and (iii) a prorated bonus for the year in which the termination occurs based on the annual bonus most recently paid to the executive and the number of days the executive was employed during the year.

In addition to these severance amounts, all unvested stock options and restricted stock held by the executive will immediately vest as of the date of a without cause/good reason termination, death or termination due to disability. Executives eligible to receive these severance benefits will also receive, in a lump sum payment, an amount equal to two years of applicable COBRA premiums. In the event that any payment or benefit received by an executive in connection with a change in control or termination of the executive’s employment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of applicable taxes, will equal the total payments that the executive would have received absent such excise tax.

In the event the executive is terminated for cause based on (i) executive’s failure to substantially perform his duties or (ii) executive’s failure to perform his duties with appropriate diligence, effort and skill, which failures are not cured within 30 days following written notice, then we will pay the executive a severance amount equal to 1/12 of executive’s base salary. We also may elect to pay an additional amount based on 1/12 of the executive’s highest base salary in the preceding three years and 1/12 the executive’s highest annual bonus during the preceding three years multiplied by a multiplier, which may not exceed 21, subject to the executive executing a general release in our favor. In the tables below, we have not valued any of these payments as they are subject to the discretion of the board and may vary from person to person.

All payments are to be made in a lump sum subject to the executive executing a general release in favor of Medicis and are generally payable in accordance with the short term deferral rules of Section 409A of the Internal Revenue Code requiring payments be made by the 15th day of the third month following the taxable year in which there no longer is a substantial risk of forfeiture of such amounts. Upon a change in control, our executive officers that participate in the retention plan and are a party to an employment agreement are entitled to which ever agreement provides the greatest benefits, but not to the benefits of both their agreement and the retention plan.

For the purposes of these agreements, good reason is defined as (i) we materially breach the salary and benefit obligations under the agreements not cured by us within fifteen days, (ii) a material, substantial and permanent reduction in the executive’s authority, (iii) a material change in the executive’s title, (iv) executive’s primary reporting relationship being changed such that executive no longer reports to an officer above the rank of Executive Vice President, or (v) a relocation of executive’s primary office location that would increase executive’s commuting distance greater than thirty-five miles from Scottsdale, Arizona.

In accordance with the requirements of the rules of the SEC, the following tables present our reasonable estimate of the benefits payable to the named executive officers under their employment agreements (except for Mr. Cooper who is not a party to a employment agreement) and the retention plan. The payments were determined presuming that the following events each occurred on December 29, 2006, the last business day of fiscal 2006: (a) a change in control termination, (b) a change in control, (c) a without cause/good reason termination, (d) death or (e) disability. Excluded are benefits provided to all employees, such as accrued vacation, and benefits payable by third parties under our life and disability insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the named executive officers will receive the amounts reflected below:

Mr. Cooper, our Executive Vice President, Corporate and Product Development

	Change in Control	Change in Control —
Benefits and Payments upon Termination	Termination	No Termination

Cash Payment(1)	1,520,000	0
Accelerated vesting equity awards(2)	1,992,994	1,992,994
Value of participation in benefit plans(3)	28,560	0
Gross Up for Excise Taxes(4)	793,655	0

Total:	4,340,668	1,998,453

(1)	In the case of a change in control termination, represents an amount equal to two times Mr. Cooper’s highest base salary in the last twelve months and two times the highest annual bonus paid to Mr. Cooper in the preceding three years.

(2)	Represents the intrinsic value of the accelerated vesting of Mr. Cooper’s unvested restricted stock and unvested stock options, based on the closing price of our common stock on December 29, 2006 of $35.13.

(3)	In the case of a change in control termination, represents an amount equal to two years of continued benefits. The amount reflected assumes rates under COBRA.

(4)	A “gross up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment” resulting from a change in control. The amount reflected is based on our best estimate of Mr. Cooper’s liabilities under of Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 29, 2006.

Mr. Havens, our Executive Vice President, Sales and Marketing

	Change in	Change in	Without Cause/
	Control	Control —	Good Reason
Benefits and Payments upon Termination	Termination	No Termination	Termination	Death	Disability

Cash Payment(1)(2)	1,766,000	0	1,766,000	448,000	448,000
Accelerated vesting equity awards(3)	982,421	982,421	982,421	982,421	982,421
Value of participation in benefit plans(4)	28,560	0	28,560	28,560	28,560
Gross Up for Excise Taxes(5)	0	0	0	0	0

Total:	2,776,981	982,421	2,776,981	1,458,981	1,458,981

(1)	In the case of a change in control termination, represents an amount equal to two times Mr. Havens’s highest base salary in the last twelve months and two times the highest annual bonus paid to Mr. Havens in the preceding three years. In the case of a without cause/good reason termination, represents an amount equal to two times the sum of Mr. Havens’s highest base salary and highest annual bonus in the prior three years. In the case of death or disability, represents an amount equal to one year of Mr. Havens’s current base salary. Prorated bonuses (calculated through the date of termination) are excluded from the table as the triggering event occurs on the last day of the performance period.

(2)	Excludes payments that may be made in the event of a termination of Mr. Havens for cause due to a failure to perform his duties, as determined by our Chief Executive Officer, in which event we will pay Mr. Havens 1/36th ($12,444) of his current base salary on each of 30, 60 and 90 days after such termination, for a total payment of $37,333.

(3)	Represents the intrinsic value of the accelerated vesting of Mr. Havens’s unvested restricted stock and unvested stock options, based on the closing price of our common stock on December 29, 2006 of $35.13.

(4)	Represents an amount equal to two years of continued benefits. The amount reflected assumes rates under COBRA.

(5)	A “gross up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment” resulting from a change in control. Given Mr. Havens’s prior five year’s compensation history, there would not be deemed any excess parachute payment and thus no tax gross up amount would be payable. These determinations are based on our best estimate of Mr. Havens’s liabilities under of Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 29, 2006.

Mr. Prygocki, our Executive Vice President, Chief Financial Officer

	Change in	Change in	Without Cause/
	Control —	Control	Good Reason
Benefits and Payments upon Termination	Termination	No Termination	Termination	Death	Disability

Cash Payment(1)(2)	1,902,000	0	1,902,000	496,000	496,000
Accelerated vesting equity awards(3)	1,318,002	1,318,002	1,318,002	1,318,002	1,318,002
Value of participation in benefit plans(4)	28,560	0	28,506	28,560	28,560
Gross Up for Excise Taxes(5)	0	0	0	0	0

Total:	3,248,562	1,318,002	3,248,562	1,842,562	1,842,562

(1)	In the case of a change in control termination, represents an amount equal to two times Mr. Prygocki’s highest base salary in the last twelve months and two times the highest annual bonus paid to Mr. Prygocki in the preceding three years. In the case of a without cause/good reason termination, represents an amount equal to two times the sum of Mr. Prygocki’s highest base salary and highest annual bonus in the prior three years. In the case of death or disability, represents an amount equal to one year of Mr. Prygocki’s current base salary. Prorated bonuses (calculated through the date of termination) are excluded from the table as the triggering event occurs on the last day of the performance period.

(2)	Excludes payments that may be made in the event of a termination of Mr. Prygocki for cause due to a failure to perform his duties, as determined by our Chief Executive Officer, in which event we will pay Mr. Prygocki 1/36th ($13,778) of his current base salary on each of 30, 60 and 90 days after such termination, for a total payment of $41,334.

(3)	Represents the intrinsic value of the accelerated vesting of Mr. Prygocki’s unvested restricted stock and unvested stock options, based on the closing price of our common stock on December 29, 2006 of $35.13.

(4)	Represents an amount equal to two years of continued benefits. The amount reflected assumes rates under COBRA.

(5)	A “gross up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment” resulting from a change in control. Given Mr. Prygocki’s prior five year’s compensation history, there would not be deemed any excess parachute payment and thus no tax gross up amount would be payable. These determinations are based on our best estimate of the individual’s liabilities under of Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 29, 2006.

Mr. Wortzman, our Executive Vice President, Chief Scientific Officer

	Change in	Change in	Without Cause/
	Control	Control —	Good Reason
Benefits and payments upon termination	Termination	No Termination	Termination	Death	Disability

Cash Payment(1)(2)	1,341,600	0	1,341,600	380,800	380,800
Accelerated vesting equity awards(3)	982,421	982,421	982,421	982,421	982,421
Value of participation in benefit plans(4)	28,560	0	28,560	28,560	28,560
Gross Up for Excise Taxes(5)	0	0	0	0	0

Total:	2,352,581	982,421	2,352,581	1,391,781	1,391,781

(1)	In the case of a change in control termination, represents an amount equal to two times Mr. Wortzman’s highest base salary in the last twelve months and two times the highest annual bonus paid to Mr. Havens in the preceding three years. In the case of a without cause/good reason termination, represents an amount equal to two times the sum of Mr. Wortzman’s highest base salary and highest annual bonus in the prior three years. In the case of death or disability, represents an amount equal to one year of Mr. Wortzman’s current base salary. Prorated bonuses (calculated through the date of termination) are excluded from the table as the triggering event occurs on the last day of the performance period.

(2)	Excludes payments that may be made in the event of a termination of Mr. Wortzman for cause due to a failure to perform his duties, as determined by our Chief Executive Officer, in which event we will pay Mr. Havens 1/36th ($10,578) of his current base salary on each of 30, 60 and 90 days after such termination, for a total payment of $31,733.

(3)	Represents the intrinsic value of the accelerated vesting of Mr. Wortzman’s unvested restricted stock and unvested stock options, based on the closing price of our common stock on December 29, 2006 of $35.13.

(4)	Represents an amount equal to two years of continued benefits. The amount reflected assumes rates under COBRA.

(5)	A “gross up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment” resulting from a change in control. Given Mr. Wortzman’s prior five year’s compensation history, there would not be deemed any excess parachute payment and thus no tax gross up amount would be payable. These determinations are based on our best estimate of Mr. Wortzman’s liabilities under of Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 29, 2006.

Stock Option and Compensation Committee Report

The Stock Option and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Stock Option and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our 2006 annual report on Form 10-K and in this proxy statement for the 2007 annual meeting of stockholders.

The Stock Option and Compensation Committee of the Board of Directors
Spencer Davidson
Arthur G. Altschul, Jr.
Michael A. Pietrangelo

Stock Option and Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2006, the Stock Option and Compensation Committee consisted of Spencer Davidson (Chairman), Peter S. Knight and Michael A. Pietrangelo, all of whom are non-employee directors. No member of the Stock Option and Compensation Committee has a relationship that would constitute an interlocking relationship as defined by SEC rules.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights under all of our existing equity compensation plans. Our existing equity compensation plans include our 2006 Incentive Plan, our 2004, 1998, 1996, 1995 and 1992 Stock Option Plans, in which all of our employees and non-employee directors are eligible to participate, and our 2002 Stock Option Plan, in which our employees are eligible to participate but our non-employee directors and officers may not participate. Restricted stock grants may only be made from our 2006 and 2004 Plans, however, no further shares are available for issuance under the 2001 Senior Executive Restricted Stock Plan.

				Number of Securities
		Number of Securities		Remaining Available
		to be Issued	Weighted-Average	for Future Issuance
		upon Exercise of	Exercise Price of	Under Equity Compensation
		Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
		Warrants and Rights	Warrants and Rights	Reflected in Column a)
Plan Category	Date	(a)	(b)	(c)

Plans approved by stockholders(1)	12/31/2006	8,166,874	$26.96	1,097,968
Plans not approved by stockholders(2)	12/31/2006	4,822,137	$28.77	0

Total	12/31/2006	12,989,011	$27.63	1,097,968

(1)	Represents options outstanding and shares available for future issuance under the 2006 Incentive Plan. Also includes options outstanding under the 2004, 1998, 1996, 1995 and 1992 Stock Option Plans, which have been terminated as to future grants. Does not include the additional 2,500,000 shares that stockholders are being asked to approve for issuance under the 2006 plan. See Item 2 “Approval of an Amendment to Our 2006 Incentive Award Plan” included herein.

(2)	Represents the 2002 Stock Option Plan, which was implemented by our board in November 2002. The 2002 Plan is a non-stockholder approved plan under which non-qualified incentive options have been granted to our employees and key consultants who are neither our executive officers nor our directors at the time of grant. The board authorized 6,000,000 shares of common stock for issuance under the 2002 Plan. The option price of the options is the fair market value, defined as the closing quoted selling price of the common stock on the date of the grant. No option granted under the 2002 Plan has a term in excess of ten years, and each will be subject to earlier termination within a specified period following the optionee’s cessation of service with us. As of December 31, 2006, the weighted average term to expiration of these options is 6.6 years. Each granted option vests in one or more installments over a period of five years. However, the options will vest on an accelerated basis in the event we experience a change of control (as defined in the 2002 Plan). The 2002 Plan was terminated on May 23, 2006 as part of the stockholders’ approval of the 2006 Incentive Plan, and no options can be granted from the 2002 Plan after May 23, 2006.

As of March 30, 2007, there were 12,531,044 shares subject to issuance upon exercise of outstanding options or awards under all of our equity compensation plans, at a weighted average exercise price of $27.84, and with a weighted average remaining life of 5.37 years. In addition, as of March 30, 2007, there were 608,482 unvested shares of restricted stock outstanding under all of our equity compensation plans. As of March 30, 2007, there were 492,884 shares available for future issuance under those plans.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Medicis’ audited financial statements for the fiscal year ending December 31, 2006, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2006 and the notes thereto.

Responsibilities.  The Audit Committee operates under a written charter adopted by the board. The role of the Audit Committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent auditors, Ernst & Young LLP, are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles. Ernst & Young LLP is also responsible for expressing an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and also the effectiveness of our internal controls over financial reporting.

Review with Management.  The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants.  The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Medicis’ accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” Further, the Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules, management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting.

The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Public Company Accounting Oversight Board’s Rule 3600T, which adopts on an interim basis, Independence Standards Board Standard No. 1, as amended “Independence Discussions with Audit Committees,” and has discussed with Ernst & Young LLP its independence from us.

Conclusion.  Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Audit Committee of the Board of Directors
Stuart Diamond
Philip S. Schein, M.D.
Arthur G. Altschul, Jr.

Independent Public Accountants

Ernst & Young LLP provided audit, audit-related and tax services to us during the fiscal year ended December 31, 2006, the transition period ended December 31, 2005 and the fiscal year ended June 30, 2005 as follows:

Type of Fees	Fiscal 2006	Transition	Fiscal 2005

Audit Fees	$910,753	$663,000	$887,500
Audit-Related Fees	40,201	259,000	108,500
Tax Fees	98,886	0	253,000
All Other Fees	0	0	0

Total	$1,049,840	$922,000	$1,249,000

Audit Fees

The category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the assistance with the review of our SEC registration statements. For fiscal 2006, fiscal 2005 and the Transition Period, this category also includes fees associated with the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees associated with tax return preparation, tax planning for merger and acquisition activities and tax consultations.

All Other Fees

We did not engage Ernst & Young LLP to provide any information technology services or any other services during the fiscal year ended December 31, 2006, six-month Transition Period ended December 31, 2005 or fiscal years ended June 30, 2005.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit, internal audit and non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent auditors and associated fees, provided the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. In fiscal year 2006, the Transition Period and fiscal year 2005 all Audit fees, Audit-related fees, and Tax fees were approved by the Audit Committee directly.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Ernst & Young for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at its next meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our board of directors approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. A related party transaction may be preliminarily entered into by management subject to ratification of the transaction by the Audit Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each subsequently scheduled meeting, management shall present to the Audit Committee any material changes to any approved or ratified related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Medicis (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest. A “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a member of our board, one of our executive officers or a nominee to become a member of our board; (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest.

There has not been any transaction or series of related transactions to which we were a participant in the 2006 fiscal year or are currently a participant involving an amount in excess of $120,000 and in which any director, executive officer or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock, had or will have a direct or indirect material interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2006 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our Common Stock have complied with the reporting requirements of Section 16(a).

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2008 proxy statement, your proposal must be received by us no later than December 18, 2007, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws.  Under our Amended and Restated Bylaws, or bylaws, in order to nominate a director or bring any other business before the stockholders at the 2008 annual meeting that will not be included in our proxy statement, you must comply with these procedures as described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than January 23, 2008 and later than February 22, 2008.

The Bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by stockholders for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

The Bylaws provide that a stockholder’s notice of a proposed business item must include: a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (2) the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

You may write to our Secretary at our principal executive office, 8125 North Hayden Road, Scottsdale, Arizona 85258 to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, Arizona 85258, or contact Investor Relations by telephone at (602) 808-8800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Stock Option and Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.
MEDICIS PHARMACEUTICAL CORPORATION

Jason D. Hanson,
Executive Vice President, General Counsel and
Corporate Secretary

APPENDIX A

AMENDMENT NO. 3 TO THE
MEDICIS 2006 INCENTIVE AWARD PLAN

This Amendment No. 3 (this “Amendment”) to the Medicis 2006 Incentive Award Plan, as amended (the “2006 Plan”), was adopted by Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), on May 22, 2007.

RECITALS

A. The Stock Option and Compensation Committee of the Board of Directors of the Company deemed it advisable to amend the 2006 Plan to provide for additional shares.

B. Pursuant to Section 11.2 of the 2006 Plan, the Stock Option and Compensation Committee of the Board of Directors of the Company has the authority to amend the 2006 Plan to increase the number of shares of common stock issuable thereunder, subject to stockholder approval.

AMENDMENT

1. Subject to, and effective upon receipt of, stockholder approval, Section 2.1(a) of the 2006 Plan is amended in its entirety to read as follows:

‘‘(a) Subject to Section 11.3 and Section 2.1(b), the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall not exceed 3,416,511 shares (the “Authorized Shares”). In addition, in the event of any cancellation, termination, expiration or forfeiture of any Prior Award during the term of the Plan (including any shares of Common Stock that are forfeited by the holder or repurchased by the Company pursuant to the terms of the applicable award agreement at a price not greater than the original purchase price paid by the holder), the number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall automatically be increased by one share for each share subject to such Prior Award that is so cancelled, terminated, expired, forfeited or repurchased (collectively, the “Cancelled Prior Award Shares”). The aggregate number of shares of Common Stock available for issuance under the Plan pursuant to this Section 2.1 shall be reduced by 2 shares for each share of Common Stock delivered in settlement of any Full Value Award. In no event, however, shall the aggregate number of Authorized Shares and Cancelled Prior Award Shares made available for issuance under the Plan exceed 7,500,000.”

2. Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed thereto in the 2006 Plan. Except as otherwise expressly set forth in this Amendment, the 2006 Plan remains in full force and effect in accordance with its terms.

3. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

I hereby certify that this Amendment was duly adopted by the Stock Option and Compensation Committee of the Board of Directors of Medicis Pharmaceutical Corporation on April 11, 2007, and by the stockholders of Medicis Pharmaceutical Corporation on May 22, 2007.

Executed this      day of May, 2007.

MEDICIS PHARMACEUTICAL CORPORATION

Mark A. Prygocki, Sr.
Executive Vice President, Chief Financial
Officer and Treasurer

A-1

MEDICIS PHARMACEUTICAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 22, 2007
9:30 a.m. local time
Scottsdale Resort & Conference Center
7700 East McCormick Parkway
Scottsdale, Arizona 85258

Medicis Pharmaceutical Corporation 8125 North Hayden Road Scottsdale, Arizona 85258	proxy

This proxy is solicited by the Board of Directors of Medicis Pharmaceutical Corporation for use at the Annual Meeting of Stockholders of Medicis Pharmaceutical Corporation to be held on May 22, 2007 (“Annual Meeting”).
This proxy when properly executed will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted ‘‘FOR’’ all of the nominees for director named in Item 1 and “FOR” Proposals 2 and 3.
By signing the proxy, you revoke all prior proxies and appoint Jonah Shacknai, Jason D. Hanson and Mark A. Prygocki, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
A vote by telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (E.D.T.) on May 21, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/mrx/
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (E.D.T.) on May 21, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

The Board of Directors Recommends a Vote “FOR” all of the nominees for director named in Item 1 and “FOR” Proposals 2 and 3.

1.	Election of Directors:
	01 Jonah Shacknai	03 Lottie H. Shackelford
02 Michael A. Pietrangelo

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of Amendment No. 3 to the Medicis 2006 Incentive Award Plan

3.	Ratification of the selection of Ernst & Young LLP as independent auditors of Medicis for the fiscal year ending December 31, 2007.

☐	Vote FOR all Nominees except as (marked)	☐	Vote Withheld from all nominees

☐ For	☐ Against	☐ Abstain

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” EACH PROPOSAL.

Address Change? Mark Box:     ☐     Indicate changes below
          Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.